     As filed with the Securities and Exchange Commission on July 6, 2000

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                       CELL ROBOTICS INTERNATIONAL, INC.
                       ---------------------------------
                (Name of small business issuer in its Charter)

Colorado                                                  5049-05                              84-1153295
---------------------------------               ----------------------------        ---------------------
(State or other jurisdiction                    (Primary Standard Industrial                 IRS Employer
of incorporation or organization)                Classification Code Number)        Identification Number

                          2715 Broadbent Parkway N.E.
                         Albuquerque, New Mexico 87107
                                (505) 343-1131
                                --------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                   Dr. Ronald K. Lohrding, President and CEO
                          2715 Broadbent Parkway N.E.
                         Albuquerque, New Mexico 87107
                                (505) 343-1131
                                --------------
          (Name, address, including zip code, and telephone number of agent for service of process)

                                  Copies to:
                             Nimish P. Patel, Esq.
                              Pollet & Richardson
                               a law corporation
                           10900 Wilshire Boulevard
                                   Suite 500
                         Los Angeles, California 90024
                                (310) 208-1182

         Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                             Proposed
     Title of each class                                     maximum
     of securities to be          Amount to be          aggregate offering              Amount of
          registered               registered                price(1)               registration fee
------------------------------------------------------------------------------------------------------------
Common Stock                       1,400,000               $5,586,000 (2)                $1,474.70
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the bid and ask prices of the common stock on June 27, 2000, as quoted on the OTC Electronic Bulletin Board.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement share thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these Securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                       CELL ROBOTICS INTERNATIONAL, INC.
                       ---------------------------------

                        1,400,000 Shares of Common Stock

This prospectus covers the sale of 1,400,000 shares of our common stock owned by the Selling Securityholders identified in this Prospectus under the Section entitled "Selling Securityholders".

The Selling Securityholders may offer and sell these shares from time to time pursuant to this prospectus on terms, including price per share, to be determined at the time of sale. We will not receive any of the proceeds from the sale of the shares.

Our common stock is quoted on the OTC Electronic Bulletin board under the Trading Symbol "CRII". On June 27, 2000, the closing bid and ask price per share of the common stock was $3.8125 and $4.00 respectively.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning at page 10.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The Date of This Prospectus is July 6, 2000

                       CELL ROBOTICS INTERNATIONAL, INC.
                               Table of Contents


Item               Heading on Form SB-2                                    Location in
No.                Registration Statement                                   Prospectus
----               ----------------------                                  -----------
  1.      Front of Registration Statement and Outside        Front of Registration Statement and Outside
          Front Cover Page of Prospectus                     Front Cover Page of Prospectus

  2.      Inside Front and Outside Back Cover Pages          Inside Front and Outside Back Cover Pages of
          of Prospectus                                      Prospectus

  3.      Summary Information and Risk Factors               Summary Information and Risk Factors

  4.      Use of Proceeds                                    Use of Proceeds

  5.      Determination of Offering Price                    Determination of Offering Price

  6.      Dilution                                           Dilution

  7.      Selling Security Holders                           Selling Security Holders

  8.      Plan of Distribution                               Plan of Distribution

  9.      Legal Proceedings                                  Legal Proceedings

 10.      Directors, Executive Officers, Promoters and       Directors, Executive Officers, Promoters and
          Control Persons                                    Control Persons

 11.      Security Ownership of Certain Beneficial           Security Ownership of Certain Beneficial Owners
          Owners and Management                              and Management

 12.      Description of Securities                          Description of Securities

 13.      Interest of Named Experts and Counsel              Interest of Named Experts and Counsel

 14.      Disclosure of Commission Position on               Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities     Indemnification for Securities Act Liabilities

 15.      Organization within Last Five Years                Organization within Last Five Years

 16.      Description of Business                            Description of Business

 17.      Management's Discussion and Analysis or            Management's Discussion and Analysis
          Plan of Operation

 18.      Description of Property                            Description of Property

 19.      Certain Relationships and Related                  Certain Relationships and Related Transactions


          Transactions
 20.      Market for Common Equity and Related               Market for Common Equity and Related
          Stockholder Matters                                Stockholder Matters

 21.      Executive Compensation                             Executive Compensation

 22.      Financial Statements                               Financial Statements

 23.      Changes In and Disagreements With                  Changes In and Disagreements With Accountants
          Accountants on Accounting and Financial            on Accounting and Financial Disclosure
          Disclosure

 24.      Indemnification of Directors and Officers          Indemnification of Directors and Officers

 25.      Other Expenses of Issuance and Distribution        Other Expenses of Issuance and Distribution

 26.      Recent Sales of Unregistered Securities            Recent Sales of Unregistered Securities

 27.      Exhibits                                           Exhibits

 28.      Undertakings                                       Undertakings

                               PROSPECTUS SUMMARY

This summary highlights important information about our business and about the offerings. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Please read the entire prospectus.

Some of the information in this prospectus contains forward-looking statements, including statements relating to the anticipated operating results, growth, financial resources, development of new products and markets, obtaining and maintaining regulatory approval, commercial acceptance of new products, expectations regarding competition from other companies and our ability to manufacture and distribute our products. The forward-looking statements are based on assumptions, including assumptions of future events. It is likely that some of the assumptions will prove to be incorrect for reasons which include those set forth under "Risk Factors." The actual results and our financial position will vary from those projected or implied in the forward-looking statements, and the variances may be material.

       As used in this Prospectus, the words "we", "us", "our" and "the Company" refers to Cell Robotics International, Inc. and its subsidiary.

                       Cell Robotics International, Inc.

     We were organized on September 28, 1988 as Intelligent Financial Corporation. In February 1995, we acquired all of the issued and outstanding shares of Cell Robotics, Inc., a New Mexico corporation, which had been formed in 1988 to develop the Cell Robotics Workstation. In May 1995, we changed our name from Intelligent Financial Corporation to Cell Robotics International, Inc. We have developed, and are manufacturing, marketing and selling, a number of sophisticated laser-based medical devices. We continue to develop additional sophisticated medical laser products.

     As a pioneer in the development of optical trapping technology, we have evolved from being a developer of laser-based laboratory instruments to a supplier of novel medical laser products. Our product lines include laser-based research workstations named the Cell Robotics Workstation, and the Personal and Professional Lasette(R), which use a laser to sample blood for diabetics to measure their glucose levels. In May, 2000, we sold the In Vitro Fertilization Workstation product line to Hamilton Thorne Research for cash and future royalty payments of 12%.

     In 1999, we focused our efforts primarily on the large diabetic market and developing the Lasette(R), a compact, portable laser skin perforator. This product provides diabetics with capillary blood sampling with little pain and residual soreness. The Lasette(R) is the only FDA-cleared alternative to the steel lancet or needle that allows diabetics to be able to sample their blood for glucose testing so that they can determine their subsequent insulin injections. The Lasette(R) is also cleared for all blood screening test applications for clinical and home settings.

     We believe that the following trends in blood sampling will provide us with unique opportunities:

  . An increasing demand for less painful alternatives for capillary blood sampling;

  . An increasing desire to eliminate cross-contamination from accidental needle or lancet sticks in hospitals and clinics;

  . A growing number of diagnosed diabetics seeking better blood glucose control; and

  . A widening understanding of the need to provide testing methods for needle-phobic individuals.

     To capitalize on these opportunities, we have introduced the Lasette(R) and intend to position the Company as a leader in the development of technologically-advanced medical devices that offer more effective, safer and less painful solutions than conventional procedures.

     Other products and technology that we are being considered for development include the following:

  . A laser finger perforator that will also test the glucose in the same instrument.

  . A new broad-based technology based upon a new United States Patent with broad claims regarding "laser initiated PCR" for single cell diagnostics; and

  . A low cost laser myringotomy instrument that could provide a safer and less damaging alternative to placing tubes in children's ears as a treatment for repeat ear infections.

                               How to Contact Us

     We maintain our principal offices at 2715 Broadbent Parkway, N.E., Suite A-E, Albuquerque, New Mexico 87107. Our telephone number at that address is (505) 343-1131, our facsimile number is (505) 344-8112, and our website address is http://www.cellrobotics.com.

                                 The Offering

     Common stock offered by the Selling Securityholders       1,400,000 shares
     OTC Electronic Bulletin Board Symbol                      "CRII"

Included in the aggregate number of shares we are registering on behalf of the Selling Securityholders, are 100,000 shares issuable to RCG Capital upon the exercise of their stock options, and 70,000 shares issuable to Alan Stone & Company LLC, its director and Coffin Communications, collectively, upon exercise of stock purchase warrants. We will receive $358,783 as gross proceeds from exercise of these stock options and warrants, although there is no assurance of any exercise. We will not receive any proceeds from the sale of the shares.

In addition, we are also registering 500,000 shares issuable to Oton Tisch as repayment of the principal amount of a $1,200,000 secured convertible promissory note executed in February 2000 and subsequently amended in March 2000. We will pay Mr. Tisch the principal amount with 500,000 shares of our common stock when we register the shares with the Commission. In connection with the beneficial conversion of this note, we will record a charge of $1,200,000 upon registration of this Prospectus and the conversion of the note into common stock.

                        Summary of Financial Information

                                         Year Ended December 31,          Three Months Ended March 31,
------------------------------------------------------------------------------------------------------
Statement of Operations                 1998             1999             1999              2000

------------------------------------------------------------------------------------------------------
Total Revenues                      $ 1,429,001     $  1,417,317      $  516,156        $  220,554
------------------------------------------------------------------------------------------------------
Operating Expenses                  $ 2,269,263     $  2,165,551      $  591,724        $  762,625
------------------------------------------------------------------------------------------------------
Net Loss Applicable to              $(2,057,573)    $ (2,424,630)     $ (936,817)       $ (719,293)
 Common Stockholders
------------------------------------------------------------------------------------------------------
Basic and Diluted Loss Per          $     (0.39)    $      (0.31)     $    (0.14)       $    (0.08)
 Share
------------------------------------------------------------------------------------------------------
Shares used in computing              5,278,347        7,734,762       6,681,998         8,513,547
basic and diluted loss per share
------------------------------------------------------------------------------------------------------

                                 RISK FACTORS

     An investment in our common stock is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, before you decide to buy our common stock. If you decide to buy our common stock, you should be able to afford a complete loss of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES, AND OUR FUTURE PROFITABILITY IS
UNCERTAIN.

     To date, we have been unable to profitably market our products, and we cannot assure you that we will ever achieve significant revenues or profitable operations in the future. To date, we have generated limited revenues from product sales. Although we have experienced managers, we do not have significant experience in manufacturing, marketing or selling our products. Our future development efforts may not result in commercially viable products. We may fail to introduce new products or to obtain additional required regulatory clearances. Our products may never gain market acceptance, and we may never generate significant revenues or achieve profitability.

FUTURE REVENUE GROWTH WILL DEPEND ON OUR ABILITY TO MANUFACTURE, MARKET AND SELL OUR MEDICAL LASER PRODUCTS.

     Our future revenue growth depends on whether we can successfully market our medical laser products. The risks associated with the introduction of innovative technologies, like our medical laser products, include, but are not limited to, the following:

  . the possibility that some or all of the proposed products may fail to receive necessary regulatory clearances;

  . the current and future products may have features which render them uneconomical, either to manufacture or to market;

  . the demand for the products may be too low, or the prices at which the products are accepted by purchasers may be too low, and may prevent us from operating profitably; or

  .  third parties may manufacture and market a superior product.

     Although we have obtained several FDA and European Community clearances, we cannot say that our medical laser products will receive the required governmental regulatory approvals or become commercially viable or achieve market acceptance.

WE MAY NEED MORE MONEY, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

     We may need more money to get regulatory approvals for our medical laser products, to manufacture and test our products, to launch our products in the marketplace, and to sell our products. We also may need money to file, prosecute, defend and enforce patent claims and other intellectual property rights and to purchase capital equipment. We cannot assure you that the required additional funds will be available on acceptable terms, if at all.

     Because we have no significant revenues, we expect that we will need to find other sources of money to continue operations. Borrowing money may involve pledging some or all of our assets. If we cannot raise additional capital, we may be required to delay, scale back or eliminate one or more of our development programs. Alternatively, we may enter into arrangements that would require us to relinquish certain rights that we would not otherwise want to relinquish. We may seek additional capital by issuing stock or promissory notes, or both. Raising additional funds by issuing common stock or other types of equity securities would further dilute our existing stockholders and purchasers of this securities offering.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, INCLUDING OUR PATENTS, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Our success will depend, in part, upon our ability to stay ahead of the competition with better and less expensive products and in part, to protect and defend our intellectual property rights and the competitive advantages that those rights offer. We rely primarily on patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our proprietary technology. We cannot assure you, however, that these measures will be effective. If these measures are not effective, it could prevent us from profitably marketing our products. This would adversely affect our business, results of operations and financial condition.

     Currently, we have been issued two patents and we have applied for additional patent protection for our laser-based medical devices. We cannot assure you that any additional patents will be issued. Our scientific research instruments have only limited patent protection.

     Additionally, we rely on trade secret protection for our proprietary technology. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques. Other parties may gain access to our trade secrets. Our trade secrets may be disclosed. We cannot say that we can effectively protect our rights to our trade secrets. Despite the precautions we have taken, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use our products and other proprietary information. We are aware of several patents held by third parties that relate to certain aspects of our products. Others may use these patents to challenge our current or future patents, to limit the scope of our patents, or to limit our ability to obtain additional or broader patent rights. A successful challenge to our existing or future patents may adversely affect our competitive position.

     Any proceeding in the United States or abroad involving our intellectual property can be expensive and can divert the attention of our technical and management personnel. We may litigate to enforce our patents, to protect trade secrets or know-how, and to defend against infringement charges. An adverse ruling in such proceedings could subject us to significant liability or require us to seek licenses from third parties. Patent and intellectual property disputes in the medical and research device areas have often been settled through licensing or similar arrangements. Costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot assure you that necessary licenses would be available to us on satisfactory terms, if at all. An adverse ruling or judgment or a failure to obtain necessary licenses could prevent us from manufacturing and selling certain of our products. This could materially adversely affect us.

THE COMPETITION IN THE LASER BIOMEDICAL PRODUCTS INDUSTRY IS INTENSE, AND WE MAY BE UNABLE TO GAIN A COMPETITIVE POSITION IN THE MARKETPLACE.

     There is intense competition, extensive research and development efforts and rapid technological progress in our industry. New product developments and enhancements of existing products are expected to continue and may render our products obsolete.

     Many companies, both public and private, are engaged in developing products that will be used for the same purposes as our products. Many of those companies have substantially greater resources, research and development staffs and facilities than we do, and many of those companies have significantly greater experience in developing products and marketing them. These companies may succeed in developing products that are more effective or less costly than our products. If greater competition resulted in price reductions for products, we may not be able to sell our products at a price that will allow us to realize a return on our investment. Other companies are developing glucose-testing products based on partially invasive or non-invasive technologies. These non-invasive technologies include needle implants, watches with skin patches, and non-invasive laser products that are designed to read glucose levels through the skin. If these products are approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette(R) and on our business and financial condition.

OUR LICENSE WITH LUCENT TECHNOLOGIES IS COSTLY, AND THERE CAN BE NO ASSURANCE THAT THE LASERTWEEZERS(R) PRODUCT WILL OBTAIN A LARGE MARKET.

     The LaserTweezers(R) application of our Cell Robotics Workstation is based upon an exclusive patent license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. We were in default under this license agreement, and, in 1999, renegotiated its terms. We paid Lucent the sum of $100,000 in lieu of all sums due and owing for prior years. Additionally, we agreed to increase the royalty from five percent (5%) to seven percent (7%) of the value of each product sold utilizing the patent. Finally, the minimum annual royalties under the license have been reduced to $35,000 per year for the term of the license. Even with these changes to the license, we cannot say that we will be able to increase sales of the Cell Robotics Workstation to a level that renders the product economically attractive.

     Furthermore, at least two European companies have developed and are marketing products that we believe violate Lucent's patent. To date, Lucent has elected not to pursue patent infringement claims against these companies and their distributors. Under the terms of the license, we cannot compel Lucent to initiate these proceedings.

WE ARE IN AN INDUSTRY IN WHICH THERE ARE RAPID TECHNOLOGICAL CHANGES AND PRODUCTS CAN QUICKLY BECOME OBSOLETE.

     Our industry is characterized by extensive research efforts, rapid technological progress, evolving industry standards, frequent new product and service introductions and enhancements and intense competition. Our competition includes pharmaceutical and medical diagnostic equipment companies, academic institutions, and others. New developments, which are expected to continue at a rapid pace, may render some or all of our products non-competitive, obsolete and/or unmarketable.

WE ARE IN AN INDUSTRY THAT IS HEAVILY REGULATED, AND WE MAY BE UNABLE TO COMPLY WITH GOVERNMENT REGULATIONS OR WE MAY NEED TO OBTAIN OTHER PRODUCT CLEARANCES OR APPROVALS.

     U.S. government agencies regulate the testing, manufacture, labeling, distribution, marketing and advertising of many of our products and our ongoing research and development activities.

     The FDA and comparable agencies in some foreign countries require lengthy and detailed clinical testing and other compliance procedures before they permit the introduction of new medical laser products in the marketplace. The cost of complying with these regulations is significant. Our failure to meet or comply with existing or future regulations could prevent us from marketing our products. This would have a material adverse effect on our business, financial condition and results of operations.

     Some of our products have received FDA clearance and have obtained the European Community's CE Mark. We have also met the ISO 9002 requirements for good manufacturing practices. However, the time required for completing testing and obtaining additional approvals is uncertain, and FDA clearance may never be obtained for new products or applications. The FDA may reject our future submitted application. Furthermore, we may encounter delays or rejections based upon changes in FDA policy during the period of product development. We may encounter similar delays in other countries. Even if the FDA grants our future products clearance, it may limit the indicated uses for which our products may be marketed.

     Based upon new data or design review, we may modify our products to incorporate enhancements to their functionality and performance. The FDA may request additional information relating to any product improvements. Any improvements may require further regulatory review, thereby delaying testing, approval and commercialization of our products. We cannot say that any such improvements will ultimately receive FDA clearance.

     The Export Control Act controls the foreign sale of at least one of our lasers, which can only be exported under a license held by our Russian supplier. If the supplier fails to maintain the license, our ability to export that product would be suspended until we can enter into an arrangement with a new licensed supplier.

     Besides the FDA, the Occupational Safety and Health Act ("OSHA") regulates our manufacturing activities. If we fail to comply with OSHA regulations, the government may impose regulatory or judicial enforcement actions, including, but not limited to, product recall or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals.

THE COMPETITIVE ADVANTAGE OF OUR LASER PRODUCTS IS DEPENDENT, IN PART, UPON OUR RELATIONSHIP WITH THE SOLE SUPPLIER OF CRYSTALS USED IN OUR ERBIUM:YAG LASERS.

     The Erbium: YAG laser we use in the Lasette(R) is made from crystals that are produced and processed in Russia. We realize a significant cost savings by having our crystals manufactured by a Russian supplier. Prices quoted by other crystal suppliers are from 130% to 140% higher than the prices charged by our Russian supplier.

     To date, we have experienced no interruptions in the supply of laser components. However, if our source of supply were restricted due to events flowing from Russia's political or economic instability, or due to the supplier's non-performance of his obligations under our agreement, it is likely that alternative sources of supply would be more expensive. If any of these or other events beyond our control occurred, we could lose our strategically important source of supply for laser crystals. This would increase our manufacturing costs and impair our competitive advantage.

Also see "We are subject to risk associated with doing business internationally" and "We depend on various manufacturers for our product components. If any of theses manufacturers fail to provide the components, it could adversely affect our business."

WE CANNOT ASSURE YOU THAT OUR PRODUCTS WILL ACHIEVE MARKET ACCEPTANCE OR WILL COMPETE FAVORABLY WITH ALTERNATIVE PRODUCTS.

     We cannot assure you that the marketplace will accept our products or that customers will be willing to pay more for our products than for existing products. For example, the Lasette(R) will compete directly with stainless steel lancets, which cost pennies apiece, as well as with non-invasive procedures and products that are currently being developed by other companies. Market acceptance will depend, in large part, upon our ability to educate potential customers, including third-party distributors, about our products' distinctive benefits. We cannot assure you that we will be successful in these educational efforts.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH DOING BUSINESS INTERNATIONALLY.

     We sell our products internationally and purchase some of the components to make them from an international supplier. The risks associated with these activities include, but are not limited to, the following:

  .  risks associated with fluctuating exchange rates;
  . regulation of fund transfers by foreign governments and the United States; . foreign export and import duties and tariffs; and . political instability.

We cannot assure you that any of the foregoing will not have a material adverse effect upon the business of the Company.

WE COULD LOSE THE RIGHT TO EXCLUSIVELY DISTRIBUTE THE CURRENT MODEL OF THE PROFESSIONAL LASETTE(R).

     Our failure to meet certain minimum order requirements or to comply with other agreed upon terms could result in the loss of our exclusive right to distribute the Professional Lasette(R).

     We are relying on Big Sky Laser Technologies, Inc. ("BSLT") to manufacture the first generation of the Professional Lasette(R). To this end, effective June 1, 1998, BSLT became our OEM supplier. Under the terms of this OEM agreement, BSLT has the exclusive manufacturing rights while we have exclusive distribution rights, subject to certain minimum order requirements. Specifically, we must order a minimum of 1,500 units during the first twelve months, and a minimum of 3,000 units in each subsequent twelve-month period to maintain our exclusive distribution rights. Either party may terminate the agreement on 90 days written notice in the event of a material breach that is not cured within 30 days of receipt of notice. Otherwise, if not earlier terminated, the agreement terminates five years after execution.

     Currently, BSLT is alleging that we have breached the OEM supplier agreement and they have given us notice of termination and notice of breach. BSLT claims, among other allegations, that:

     1. we failed to take delivery of 1,012 units of the Professional Lasette(R) product;

     2. we failed to provide laser rods and other components necessary in the manufacture of 1,000 units ordered by us; and

     3. we failed to make the required payment for certain products already delivered to us.


     Although we dispute the allegations, we are currently in discussions with BSLT to restructure our relationship and/or reach an amicable resolution involving the agreement. We cannot say that an agreeable restructuring will occur or an amicable resolution will be reached. In the event that we litigate, we may incur substantial costs and will be required to allocate management time as well as money to defend our position. If we do not prevail, we may lose our exclusive distribution rights to the Professional Lasette(R). The loss of the distribution rights to the Professional Lasette(R) may have a material adverse effect on our business and financial position even though we currently enjoy the manufacturing and distribution rights for the Personal Lasette(R).

WE DEPEND ON VARIOUS MANUFACTURERS FOR OUR PRODUCT COMPONENTS. IF ANY OF THESE MANUFACTURERS FAILS TO PROVIDE THE COMPONENTS, IT COULD ADVERSELY AFFECT OUR BUSINESS.

     We rely on third parties to produce and manufacture certain components for our products. We do not have written agreements with these third party suppliers; they are not obligated to supply these components to us on an on-going basis. Consequently, we cannot say that these third parties will commit resources to us as we need them. Any supply interruption of a sole-sourced component could have a material adverse effect on our ability to manufacture products until a new source of supply was found. We cannot say that we would be successful in finding additional sources of supply on a timely basis, if ever. This failure could have a material adverse effect on our business, financial condition, and results of operations.

WE ARE DEPENDENT ON DEVELOPING NEW PRODUCTS, BUT WE ARE NOT CERTAIN THAT THOSE PRODUCTS WILL BE CLEARED FOR MARKETING OR ACCEPTED IN THE MARKET.

     In order to be successful, we will need to continue to develop new products or enhance our existing products. New products may require a significant investment, including preclinical and clinical testing, before we can sell them in the marketplace.

     From time to time, we have experienced delays or setbacks in the development of our products. We cannot assure you that we will be able to successfully address problems that may arise during the development and commercialization process. In addition, we cannot assure you that any of our products or their enhancements can or will:

  .  be successfully developed,
  . prove to be safe and effective in clinical trials, . meet applicable regulatory standards,
  . be capable of being manufactured in commercial quantities at a reasonable cost,
  .  be marketed successfully, or
  .  achieve market acceptance.

     Any unsuccessful development programs, our failure to obtain regulatory approvals, and commercial failure of our products could materially adversely affect our business, financial condition and results of operations.

WE DO NOT HAVE A BROAD RANGE OF PRODUCTS TO SELL.

     Having sold our in vitro fertilization technology to Hamilton Thorne Research, Inc., our exclusive focus will be on laser-based scientific research instruments and the Lasette(R) product line. Our primary product is the Lasette(R), a laser skin perforator that replaces the steel lancets used primarily by diabetics. There is an inherent risk in not having a broad base of products in development. We cannot assure you that we will be successful with this narrow line of products.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     The design, development, manufacture and use of our medical products can involve product liability claims and associated adverse publicity. Producers of medical products may face substantial liability for damages if their products fail, or consumers allege that their products caused harm. We currently maintain $2,000,000 of product liability insurance, but this insurance is expensive and difficult to obtain. We cannot assure you that we will not be subject to product liability claims. We cannot say that our current insurance would cover any claims, or that adequate insurance will continue to be available on acceptable terms in the future. If damages for successful product liability claims exceed our insurance coverage limits, or if any claim or product recall creates significant adverse publicity, then our business, financial condition and results of operations could be materially adversely affected.

WE HAVE LIMITED EXPERIENCE IN MARKETING, DISTRIBUTING AND SELLING LASER-BASED MEDICAL AND RESEARCH PRODUCTS.

     We have limited experience marketing, distributing and selling our products. To successfully market, distribute and sell our current or future products, we must build a more extensive marketing sales force and distributing network. Alternatively, we can enter into arrangements with third parties to market, distribute and sell our products. We cannot assure you that we will be able to successfully develop a more extensive marketing, distribution and sales force. We cannot assure you that we will enter into acceptable marketing, distribution and sales agreements with third parties. If we maintain our own marketing, distribution and sales capabilities, we will compete against other companies with experienced and well-funded marketing, distribution and sales operations. If we enter into a marketing arrangement with a third party, we will likely have to pay a sales commission or discount the retail price. Further, our revenues will depend on the efforts of third parties. We may be unable to successfully bring our products to market. We cannot say that we will be able to recruit marketing personnel with the required skills, or that we will be able to enter into the strategic relationships needed to effectively market our products.

WE MAY NOT BE ABLE TO RETAIN OR HIRE KEY PERSONNEL.

     To operate successfully and manage our potential future growth, we must retain key scientific, technical, managerial and financial personnel. We also must attract and retain additional highly qualified scientific, technical, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected.

     We executed employment agreements with Ronald K. Lohrding, Ph.D., our President and Chief Executive Officer, and Mr. H. Travis Lee, our Vice President of Marketing and Sales. Our key employees, including those with employment agreements, may voluntarily terminate their employment with us at any time. We do not have key person life insurance covering our management personnel or other key employees, other than a $500,000 term policy on the life of Ronald K. Lohrding, Ph.D.

WE MAY NOT MANAGE OUR GROWTH PROPERLY.

     The medical device industry is characterized by extensive research efforts, rapid technological progress, evolving industry standards, and frequent new product and service introductions. Our success depends on our ability to timely deliver state-of-the-art products and to provide meaningful customer support for a highly technical product. For this reason, our long-term growth strategy is to develop our product lines, strengthen our market position via continued research and development efforts, and make appropriate acquisitions. This strategy will require the continued improvement and expansion of our management, operational and financial systems and controls. Any measurable growth in our business will demand more from our customer support, sales, marketing, administrative and technical resources. It will also place significant strain on our management and financial resources. We cannot assure you that we will be able to successfully address these additional demands. We cannot assure you that our operating and financial control systems will be adequate to support our future operations and anticipated growth. Failure to manage our growth properly could have a material adverse effect upon our business, financial condition and results of operations.

WE MAY BE ADVERSELY AFFECTED BY REFORMS IN THE HEALTH CARE INDUSTRY OR BY LIMITATIONS IMPOSED ON THIRD PARTY REIMBURSEMENT OF HEALTH CARE COSTS.

     The government's and third parties' continuing efforts to contain or reduce the costs of health care may affect our future success. We cannot predict the effect health care reforms may have on us, and we cannot assure you that any reforms will not have a material adverse effect on our business. In both the United States and elsewhere, uses of elective medical procedures depends on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Third-party payers are increasingly challenging the prices charged for medical products and services.

     Although some health insurance companies are covering the costs of the Lasette(R) if a physician provides documentation indicating a medical necessity, it is unlikely that the cost of the Lasette(R) will qualify as a reimbursable expense under all health insurance programs. We cannot say that our laser medical products will be considered cost effective. Reimbursement to the consumer may not be available for our products. Even if it is available, it may not be sufficient to allow us to sell our products on a competitive basis.

WE COULD BE ADVERSELY AFFECTED BY A DECREASE OF GOVERNMENT SUPPORT OF SCIENTIFIC RESEARCH AND DEVELOPMENT.

     The principal markets for our scientific instrumentation products are colleges, universities and other institutions engaged in scientific research. Most, if not all, of these potential customers rely upon federal and state funding in order to support their research activities. The ability of these institutions to purchase our products is dependent upon receiving adequate funding from the public sector. A reduction or withdrawal of government support of scientific pursuits could result in a lower demand for our products.


WE HAVE NOT PAID DIVIDENDS TO OUR SHAREHOLDERS IN THE PAST, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS TO OUR SHAREHOLDERS IN THE NEAR FUTURE.

     We have not declared or paid cash dividends on our common stock. We intend to retain all future earnings, if any, to fund the operation of our business, and therefore we do not anticipate paying dividends on common stock in the near future.

STOCK THAT CANNOT CURRENTLY BE TRADED MAY BECOME ELIGIBLE FOR TRADING IN THE FUTURE.

     As of March 31, 2000, 8,818,763 shares of our common stock were issued and outstanding. Of this amount, 2,188,763 are "restricted securities" and are not currently traded. However, these restricted securities will be available for trading in the future, so long as all the requirements of Rule 144, promulgated under the Securities Act of 1933, are met.

     The sale of these shares may have an effect on the market prices prevailing from time-to-time. If the number of shares offered for sale is greater than the number of shares sought to be purchased, then the price of our stock would decline. The market price of our securities could be adversely affected by future sales of these securities.

WE MAY CONTINUE TO SELL STOCK OR OTHER SECURITIES TO RAISE MONEY. IF WE DO SO, THESE SALES COULD SUBSTANTIALLY DILUTE THE INVESTMENT OF OUR SECURITY HOLDERS.

     We have the authority to issue up to 50,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. Further, we may authorize the issuance of our preferred stock with rights preferential to the rights of investors in this offering without shareholder approval. Our issuing additional securities without shareholder approval could substantially dilute the investments made by our existing stockholders and investors in this offering.

TRADING IN OUR SECURITIES IS LIMITED AND SPORADIC, THEREFORE YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT WITHOUT CONSIDERABLE DELAY, OR AT ALL.

     Our common stock is traded on the Bulletin Board under the trading symbols CRII. While there currently exists a limited and sporadic public trading market for our securities, the price paid for our shares and the amount of shares traded are volatile. We cannot assure you that these markets will improve in the future. You may not be able to liquidate your investment without considerable delay, if at all.

Our securities may be regulated by the Securities Enforcement and Penny Stock Reform Act of 1990, and the trading market in our securities is limited.

     Our common stock is not listed or quoted on any exchange or on NASDAQ, and no other exemptions currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

  .  a risk disclosure document,
  . disclosure of market quotations, if any, . disclosure of the compensation of the broker and its salespersons in the transaction, and
  . monthly account statements showing the market values of our securities held in the customer's accounts.

     The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

WE STILL MAY BE SUBJECT TO PROBLEMS WITH YEAR 2000 COMPLIANCE.

     Prior to December 31, 1999, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. However, most computer systems are functioning normally and the compliance and remediation work accomplished during the years leading up to 2000 was effective to prevent any problems. To date, we have not experienced any such computer difficulty; however, there may still be residual consequences of the change in centuries. Any such difficulties, including but not limited to those listed below, may, depending upon their pervasiveness and severity, have a material adverse effect on our business, financial condition and results of operations:

     . a failure to fully identify all year 2000 dependencies in the Company's systems;

     . a failure to fully identify all year 2000 dependencies in the systems of third parties with whom we do business;

     . a failure of any third party with whom we do business to adequately address their year 2000 issues;

     . the failure of any contingency plans developed by us to protect our business and operations from year 2000-related interruptions; and

     . delays in the implementation of new systems resulting from year 2000 problems.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered by the Selling Securityholders. We will receive proceeds from the exercise of certain stock options issued to RCG

Capital and stock purchase warrants issued to Alan Stone & Co. LLC, its director, and Coffin Communications Group.

     We are registering 100,000 shares of our common stock for RCG Capital under this Prospectus for providing investor relations services to us. We will issue shares to RCG Capital at the following amounts and prices upon the exercise of the options: 35,000 shares at $0.8438; 40,000 shares at $2.00 and 25,000 shares at $3.25. If all the options are exercised by RCG Capital, we will receive gross proceed in the amount of $190,783.

     We are registering 60,000 shares of our common stock that represent the underlying securities for the stock purchase warrant issued to Coffin Communications Group for providing investor relations services to us. We will issues the shares to Coffin Communications at a share price of $2.40 and if the warrant is exercised in full by Coffin Communications, we will receive gross proceeds in the amount of $144,000.

     We are registering 6,667 and 3,333 shares of our common stock that represent the underlying securities for the stock purchase warrants issued to Alan Stone & Co., LLC and Richard Goldman, its director, for providing investor relations services to us. We will issues the shares at a share price of $2.40 and if the warrants are exercised in full by Alan Stone & Co. and Mr. Goldman, we will receive gross proceeds in the amount of $24,000.

     We cannot compel RCG Capital, Coffin Communications Group, Alan Stone & Co., and Richard Goldman to exercise their stock options or warrants, however, if we receive proceeds from the exercise, then the proceeds will be used as working capital in our day-to-day operations. While we regularly evaluate possibilities for the acquisition of other businesses, technologies and products, we do not have any arrangements, agreements or understandings with respect to any such acquisitions. At this time, we do not anticipate the proceeds we receive from the exercise of the options or warrants will be used to retire debt.


                        DETERMINATION OF OFFERING PRICE

     Selling Securityholders may sell shares covered by this Prospectus at prevailing market prices or at negotiable prices entered into between the Selling Securityholder and a purchaser.


                                   DILUTION


     At March 31, 2000, we had a net tangible book value of $1,173,218 or approximately $.13 per share. This determination was made based upon 8,818,763 shares issued and outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of common stock into our net tangible book value. Net tangible book value is equal to total assets less total liabilities and intangible assets.

     The above calculation does not reflect the occurrence of the exercise of warrants and stock options issued to various individual and entities, including the options and warrants issued to RCG Capital, Alan Stone & Co, its director and Coffin Communications of which the shares are being registered under this Prospectus. The exercise of all or any one of the outstanding securities will further dilute existing shareholders. Specifically, if any outstanding warrants or stock options are exercised, of which there can be no assurance, the number of common shares outstanding will increase and our net tangible book value will increase.

The exercise of any of our outstanding warrants or stock options at a time when the exercise price is greater than our net tangible book value per share will result in an immediate increase in the net tangible book value of our existing shareholders. At the same time, new investors, will experience immediate dilution in the value of their investment.


                            SELLING SECURITYHOLDERS

     The following table sets forth the names of the Selling Securityholders who may sell their shares pursuant to this Prospectus. No Selling Securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except for Andrew F. Pollet and Oton Tisch who currently serve as members of our board of directors and Pollet & Richardson who serves as our legal counsel.

     The following table sets forth certain information as of July 5, 2000, to the best of our knowledge, regarding the ownership of our common stock by the Selling Securityholders and as adjusted to give effect to the sale of all the common stock offered by the Selling Securityholder pursuant to this Prospectus.


--------------------------------------------------------------------------------------
         Selling                 Shares         Shares        Shares        Percentage
     Securityholder         held before the      being    held after the   Owned after
                              Offering(1)       Offered      Offering     the Offering

---------------------------------------------------------------------------------------

Paulson Investment             1,248,155       500,000         748,155           8.48%
Company (2)
---------------------------------------------------------------------------------------

Oton Tisch (3)                                 500,000             0              0
---------------------------------------------------------------------------------------

RCG Capital Markets              100,000       100,000             0              0
Group, Inc. (4)
---------------------------------------------------------------------------------------

GEM Edwards, Inc. (5)            100,000       100,000             0              0
---------------------------------------------------------------------------------------

Coffin Communications,            60,000        60,000             0              0
Inc. (6)
---------------------------------------------------------------------------------------

Alan Stone & Co., LLC              6,667         6,667             0              0
(7)
---------------------------------------------------------------------------------------

Richard Goldman (8)                3,333         3,333             0              0
---------------------------------------------------------------------------------------

Pollet & Richardson (9)           68,250        68,250             0              0
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Andrew F. Pollet (9)                43,750        43,750               0            0
---------------------------------------------------------------------------------------

Erick E. Richardson (9)
                                    11,250        11,250               0            0
---------------------------------------------------------------------------------------

Nimish P. Patel (9)                  3,333         3,333               0            0
---------------------------------------------------------------------------------------

Addison Adams (9)                      750           750               0            0
---------------------------------------------------------------------------------------

Mona Buchanan (9)                    1,667         1,667               0            0
---------------------------------------------------------------------------------------
     TOTAL                                     1,400,000
---------------------------------------------------------------------------------------

(1) Includes stock options and warrants exercisable into common shares within 60 days from the filing of this Prospectus.

(2) Represents securities issued to Paulson Investment Company and certain of its officers. Paulson Investment Company is an investment banking firm that has served as our underwriter and placement agent in our prior private and public offerings. For their services as our underwriter and placement agent, we have paid to Paulson Investment Company various fees as well as issued to them our securities including shares of common stock and warrants.

(3) We executed a secured convertible promissory note in the amount of $1,200,000 with Mr. Tisch, who currently serves on our board of directors. The principal amount of the secured convertible promissory note is payable with 500,000 shares of our common stock, which is being registered under this Prospectus. Excludes 5,000 stock options issued to Mr. Tisch for serving as our board director.

(4) Represents 100,000 shares issuable under the stock options issued to RCG Capital for providing public relation services. The stock options are exercisable as follows: 35,000 shares at $0.8438; 40,000 shares at $2.00 and 25,000 shares at $3.25.

(5) Gem Edwards, Inc. who is a previous distributor of our products, exercised its common stock purchase warrant to purchase 100,000 shares of our common stock at a price of $2.25.

(6) Represents warrants issued to Coffin Communications Group for providing public relation services. The warrants expire on February 3, 2003 and have an exercise price of $2.40 per share

(7) Represents shares issuable upon the exercise of 6,667 common stock purchase warrants at an exercise price of $2.40.

(8) Richard Goldman is a director of Alan Stone & Co. The shares are issuable upon the exercise of 3,333 common stock purchase warrants at an exercise price of $2.40.

(9) Shares were issued under a shares for debt agreement entered into between us and our law firm Pollet & Richardson and certain of its employees for providing legal services. Excludes 5,000 stock options issued to Mr. Pollet for serving as our board director.

     We will pay all expenses to register the shares. The Selling
Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

                             PLAN OF DISTRIBUTION

     Selling Securityholders may sell up to 1,400,000 shares of common stock either directly or through a broker-dealer or other agent at prevailing market prices or negotiated prices, in one or more of the following kinds of transactions:

      .  Transactions in the over-the-counter market;

      .  Transactions negotiated between Selling Securityholders and purchasers.

     Broker-dealers or agents may purchase shares directly from a Selling Securityholder or sell shares to someone else on behalf of a Selling Securityholder. In addition to any other applicable laws or regulations, Selling Securityholders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended.

     Some states require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock and warrants. Some states may also require Selling Securityholders to sell their common stock only through broker-dealers.

                               LEGAL PROCEEDINGS

     We are not engaged in any legal proceedings.

    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The name, age, position of our Directors, executive officers and key employees are as follows:



          Name (1)       Age                Position(s)

Dr. Ronald K. Lohrding    59   President, Chief Executive Officer and Chairman
                               of the Board of Directors

Jean M. Scharf            38   Chief Financial Officer and Controller

H. Travis Lee             40   Vice President Sales and Marketing

Richard Zigweid           51   Vice President Manufacturing

Michael Wolf              57   Vice President Engineering

Connie Hoy                46   Regulatory Affairs and Quality Manager

Dr. Larry Keenan          52   Product Manager, CR Workstation

Dr. Jerome Conia          39   Chief Scientist and Product Manager, IVF
                               Workstation

David Costello            40   Product Manager, Lasette

Andrew F. Pollet          49   Secretary and Director

Mark T. Waller            49   Director

Dr. Raymond Radosevich    61   Director

Dr. Debra Bryant          45   Director

Dipl. Ing. Oton Tisch     69   Director

Steven A. Crees           45   Director

(1) There are no family relationships between any directors and executive officers.

None of the foregoing Directors or Executive Officers has, during the past five
-------------------------------------------------------------------------------
years:
-----
       (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

       (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

       (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

       (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

       Dr. Ronald K. Lohrding, Dr. Lohrding has served as our Chief Executive
       ----------------------
Officer, President and Chairman of the Board since February 23, 1995. He co-founded the wholly owned subsidiary, Cell Robotics, Inc., in 1988 and has served as the Chairman, President and CEO since incorporation. He has over 25 years of management experience. He received his Ph.D. in mathematical statistics from Kansas State University in 1969. Dr. Lohrding worked at Los Alamos National Laboratory (LANL) as a manager and as a scientist from 1968 to 1988. He served as LANL's Assistant Director for Industrial and International Initiatives, Deputy Associate Director for Environment and Biosystems, as well as Program Director for Energy, Environment and Technology, among other senior management positions. Concurrently, he has been a general partner in seven successful real estate partnerships, two of which are still currently active. Dr. Lohrding does not currently serve as a director of any other reporting company.

       Mark Waller.  Mr. Waller has served as our Director since February 1995.
       -----------
Since 1990, Mr. Waller has been President and founder of BridgeWorks Capital, a sole proprietorship that arranges public and private financing for and provides public relations services to client companies. Mr. Waller was Interim President and Director of Totem Health Sciences, Inc., a Canadian medical products and research company, from 1988 to 1990. Mr. Waller does not currently serve as a director of any other reporting company.

     Dr. Raymond Radosevich.  Dr. Radosevich was elected to our Board in 1992.
     ----------------------
From 1985 to 1989, he was Dean of the Anderson School of Management at the University of New Mexico. Dr. Radosevich recently retired from active teaching. Prior to his retirement, he was a Professor of Management, specializing in business strategy and the management of technology. In addition, he taught a course in Technology Entrepreneurship and lectured on the subject nationally and internationally. Dr. Radosevich earned his Ph.D. from Carnegie-Mellon University, a B.S. in Mechanical Engineering and an M.S. in Industrial Engineering from the University of Minnesota. Dr. Radosevich does not currently serve as a director of any other reporting company.

     Dr. Debra Bryant.  Dr. Bryant was elected to our Board in July 1997. She is
     ----------------
President, CEO and majority stockholder of Humagen Fertility Diagnostics, Inc., which is the largest manufacturer of micropipets for the worldwide in vitro fertilization market. In 1984, Dr. Bryant joined Humagen, Inc. as a Senior Scientist. In 1991, Dr. Bryant purchased the fertility diagnostics division of Humagen, Inc. and founded Humagen Fertility Diagnostics, Inc. Dr. Bryant received her Ph.D. in Medical Microbiology from Bowman Gray School of Medicine, Wake Forest University and completed a NIH postdoctoral fellowship in molecular biology at the University of Virginia.

     Andrew F. Pollet.  Andrew F. Pollet was elected to our Board in May 2000.
     ----------------
Mr. Pollet is the principal partner of the law firm Pollet & Richardson, a law corporation, which has been retained to serve as our outside legal counsel. Mr. Pollet's primary concentration is securities law and general corporate law. Mr. Pollet serves as a director of several corporations including STAAR Surgical Company, Jordan Pharmaceuticals, Inc., Page Digital Incorporated, and San Joaquin Chemicals. Mr. Pollet also sits on the Board of Directors for Sherwood Country Club in Westlake Village, California. Mr. Pollet received his Juris Doctor degree from the University of San Diego School of Law in 1977 and was admitted to the California bar in that same year. Mr. Pollet received his Bachelor of Science and MBA degrees from the University of Southern California in 1973 and 1974, respectively.

     Steven A. Crees   Mr. Crees has previously served as an advisor to our
     ---------------
Board and was elected as a Director in May 2000. He recently resigned as Senior Vice President and general manager of the Medical Diagnostic Products Division of Chronimed, Inc., where he was employed from since 1994. While at Chronimed, Mr. Crees was responsible for planning and implementation of distribution strategies for proprietary and licensed medical products into the hospital, long term care, physician, alternative care and retail markets for this $32 million dollar business unit with a emphasis on the diabetic market. While still at Chronimed he served as Vice President for Marketing and Sales and managed the diabetes centers. Previous to that he was Territory Manager for the Medical Products Division of Baxter Healthcare Corporation. He has a B.S. in Economics and Business Administration from the University of Minnesota. Mr. Crees does not currently serve as a director of any other reporting company.

     Dipl. Ing. Oton Tisch.   Mr. Tisch was appointed to our Board as interim
     ----------------------
Director in February 2000 and was elected as our Director in May 2000. Mr. Tisch is an international businessman who is the president, CEO and sole owner of Obras Electromecanicas TKV, Caracas, Venezuela and its subsidiary in Zurich, Switzerland, both of which were incorporated 1980. Mr. Tisch's business specializes in equipment procurement, building and financing high voltage turn-key substations up to 400 kV, including the electronic and/or digital automatic control.

     Jean M. Scharf.  Ms. Scharf was appointed as our Chief Financial Officer
     --------------
and Controller in August 1997. From April 1995 to August 1997, she served as the Controller for TPL, Inc., a $7 million defense and private sector contractor. From April 1984 to September 1994, she was employed by Applied Technology Associates and with SAIC. She has also owned her own financial software consulting business since 1994. She has a B.A. degree in business with an accounting specialty from the University of New Mexico and is currently working on an M.B.A. degree.

     H. Travis Lee.  Mr. Lee was appointed as our Vice-President of Sales and
     -------------
Marketing in January, 1997. During 1996, Mr. Lee, was responsible for International Marketing and Business Development at Laser Scope Surgical Systems, San Jose, California, a $70 million manufacturer of surgical laser systems. From February 1994 to September 1996, he was Vice President for Marketing at Heraeus Surgical Inc., a $30 million manufacturer of surgical lasers and other medical products. He held senior management, marketing and sales positions with Medasonics, Inc. and Xintec Corporation from 1991 to 1994. Mr. Lee received his B.S. degree from San Jose State University in Graphic Design.

     Richard Zigweid.  Mr. Zigweid was appointed as our Vice-President of
     ---------------
Manufacturing in August, 1996. Mr. Zigweid was Manufacturing Manager at Olympus America from May 1994 to August 1996. He served as engineering manager at Bausch & Lomb and as engineering manager and manufacturing engineer at Baxter Healthcare from December 1988 to February 1994. He received his B.S. degree from the University of Wyoming in Mechanical Engineering.

     Michael Wolf.  Mr. Wolf was appointed as our Vice-President of Engineering
     ------------
in June 1991, and has been principally responsible for designing the Company's flagship products. He served as Senior Engineer at Amtech Systems corp. and spent 24 years at LANL in various technical positions beginning in 1967. He has authored over 30 technical papers, holds 10 united States patents and has been the lead designer on four projects, including the Lasette project, that were awarded the R&D 100 Award, signifying one of the 100 most significant technological advances of the year.

     Connie Hoy.  Ms. Hoy was appointed as our  Regulatory Affairs and Quality
     ----------
Assurance Manager in January, 1997. She served as Compliance Officer for Tissue Technologies, Inc., a skin resurfacing laser manufacturer and wholly-owned subsidiary of Palomar Medical Technologies, Inc. during 1995 and 1996, where she achieved FDA Medical Device Quality System compliance, European market permission, and ISO 9000 registration for Tissue Technologies' skin resurfacing laser systems. From 1986 to 1995, Ms. Hoy was responsible for regulatory affairs at the "O" Company, a dental implant company. Ms. Hoy received her B.A. degree from the University of New Mexico.

     Dr. Larry Keenan.  Dr. Keenan was appointed as our Sales Representative in
     ----------------
January 1993 and has been Product Manager for the Cell Robotics Workstation since July, 1997. Dr. Keenan was the Regional Sales Manager of BioRad for the confocal microscope product line of BioRad from 1991 through 1992. He received his Ph.D. in Biological Sciences at the University of California at Irvine and was an Associate Research Scientist in Neurobiology at Yale University.

     Dr. Jerome Conia.  Dr. Conia joined us in May 1992 as a Scientist and has
     ----------------
been the In Vitro Fertilization Workstation Product Manager since May 1996. He has authored several scientific papers on optical trapping and scissoring and is the principal investigator on several SBIR grants. He received his M.S. in Embryology, Cellular Biology, and Physiology from the University of Paris, and his Ph.D. in Specialty Life Science from the University of Orsay, Paris, France. He also was a post-doctoral fellow in the Genetics Group at the LANL from March 1989 until May 1992.

     David Costello.  Mr. Costello was appointed as our Product Manager of the
     --------------
Lasette(R) in August 1996. From February 1994 to September 1995, he was founder and Executive Vice-President of Tecnal Products, Inc. From May 1992 to February 1994, he was Technology Development Program Manager at Lovelace Scientific Resources. His qualifications include five patents in medical optics, experience in regulatory development of new clinical products, and a M.S. degree in Biomedical Engineering from Texas A&M University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the date of this Prospectus, and as adjusted for the exercise of options, warrants, or convertible securities that may be exercised within 60 days from the date of this Prospectus, the stock ownership of each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, all Directors individually and all Directors and Officers of the Company as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.



Title of                         Name and Address             Amount and Nature
 Class                           of Beneficial Owner       of Beneficial Ownership  Percent of Class/(1)/
 -----                           -------------------       -----------------------  ---------------------

Common                          Ronald K. Lohrding/(2)/               625,000                 4.85%
Stock                           c/o Cell Robotics, Inc.
                                2715 Broadbent Parkway, NE
                                Albuquerque, NM  87107

   "                            Mark Waller/(3)/                      220,000                 1.71%
                                1820 North Shore Road
                                Lake Oswego, OR  97304

   "                            Dr. Raymond Radosevich/(4)/            26,000                 0.20%
                                c/o Cell Robotics, Inc.
                                2715 Broadbent Parkway, NE
                                Albuquerque, NM  87107

   "                            Dr. Debra Bryant/(5)/                  31,250                 0.24%
                                c/o Cell Robotics, Inc.
                                2715 Broadbent Parkway, NE
                                Albuquerque, NM  87107

   "                            Andrew F. Pollet, Esq./ (6)/          117,000                   .91%
                                c/o Pollet & Richardson
                                10900 Wilshire Blvd., Ste 500
                                Los Angeles, CA 90024

   "                            Dipl. Ing. Oton Tisch/(7)/            505,000                  3.92%
                                c/o Cell Robotics, Inc.
                                2715 Broadbent Parkway, NE
                                Albuquerque, NM  87107

   "                            Steven A. Crees/(8)/                    5,000                   .04%
                                c/o Cell Robotics, Inc.
                                2715 Broadbent Parkway, NE
                                Albuquerque, NM  87107


  "                             Paulson Investment Company/(9)/     1,248,155                  9.68%
                                811 S.W, Naito Parkway, Suite 200
                                Portland, OR 97204

  "                             All Officers and Directors          1,529,250                 11.87%
                                as a Group (7 persons)

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them within 60 days of the date of this report are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Includes Incentive Stock Options exercisable to purchase 150,000 shares of Common Stock at an exercise price of $1.75 per share, and Incentive Stock Options exercisable to purchase 25,000 shares of Common Stock at an exercise price of $1.875 per share, issued under the Company's 1992 Stock Incentive Plan. Also includes Non-Qualified Stock Options exercisable to purchase 150,000 shares of Common Stock at an exercise price of $2.0625 per share, issued to Dr. Lohrding in anticipation of the Company's registered public offering of securities, which was declared effective by the Commission in February, 1998. Does not include Lohrding Options exercisable to purchase 300,000 shares of the Company's Common Stock issued to Dr. Lohrding in anticipation of the Public Offering that are subject to future vesting.

(3) Represents Non-Qualified Stock Options exercisable to purchase, in the aggregate, 200,000 shares of Common Stock at $1.75 per share, and Non-Qualified Stock Options exercisable to purchase 20,000 shares of Common Stock at an exercise price of $2.81 per share.

(4) Represents Non-Qualified Stock Options exercisable to purchase 6,000 shares of Common Stock at an exercise price of $1.75 per share, and Non-Qualified Stock Options exercisable to purchase 20,000 shares of Common Stock at an exercise price of $2.81 per share.

(5) Includes Non-Qualified Stock Options exercisable to purchase 11,250 shares of Common Stock at an exercise price of $3.563 per share. Does not include Non-Qualified Stock Options exercisable to purchase 3,750 shares of Common Stock which are subject to future vesting.

(6) Includes (i) 5,000 stock options that were issued to Mr. Pollet for serving as our director; (ii) 68,250 shares that are issued to Pollet & Richardson, for which Mr. Pollet is a principal shareholder and partner; and
   (iii) 43,750 shares that are issued to Mr. Pollet directly for providing legal service. This prospectus is registering 112,000 shares on behalf of Mr. Pollet.

(7) Represents the issuance of 500,000 shares for the repayment of the principal amount of a $1,200,000 secured convertible promissory note and 5,000 stock options that were issued to Mr. Tisch for serving as our director This prospectus is registering 500,000 shares on behalf of Mr. Tisch .

(8) Represents 5,000 stock options that were issued to Mr. Crees for serving as our director.

()   Represents shares and common stock purchase warrants issued to Paulson
Investment Company and certain of its officers. Includes 500,000 shares that are being registered under this prospectus..

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

     Each holder of our common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably any dividends we may declare out of funds legally available for the payment of dividends. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., located in Denver, Colorado.

Reports to Shareholders

   We intend to furnish annual reports to shareholders, which will include certified financial statements reported on by our certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to shareholders as we deem appropriate.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

     The legality of the common stock offered hereby will be passed on for us by Pollet & Richardson, a law corporation, 10900 Wilshire Blvd., Los Angeles, California 90024. The law firm Pollet & Richardson, and certain of its employees collectively are the beneficial owners of 130,000 shares of our common stock and are part of the Selling Securityholder group under this Prospectus. In addition, Mr. Pollet is the beneficial owner of 5,000 stock options issued to him for serving as a board director.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 1998 and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants. Included herein upon the authority of said firm as experts in accounting and auditing.


                                INDEMNIFICATION

     Our By-Laws provide for the indemnification of our officers and directors to the maximum extent allowable under Colorado law. To the extent that the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to those provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and, as a result, is unenforceable.



                            DESCRIPTION OF BUSINESS

     We were organized in 1988 under the laws of the State of New Mexico to develop and commercialize optical trapping technology. In February 1995, Intelligent Financial Corporation, the shares of which were publicly traded, acquired 100% of our issued and outstanding shares of Common Stock in a reverse merger. Intelligent Financial Corporation subsequently changed its name to "Cell Robotics International, Inc."

Products

Laser-based Medical Devices

Lasette(R)

     General Product Description. Our Lasette product line is a portable crystal laser that utilizes laser light to create a small hole in the finger for capillary blood sampling. The Lasette has received 510(k) clearance from the FDA for drawing capillary blood samples. Diabetics use the Lasette to test their glucose levels in both home and clinical settings. In addition, the FDA has cleared the Lasette for capillary blood sampling for all clinical screening tests. The Professional Lasette has received the CE mark for the distribution in the European Community. The Personal Lasette has met all CE requirements and awaits submittal for the CE mark designation. The Lasette is a better alternative for capillary blood sampling for many diabetics because in many patients, it causes less pain and residual soreness than the traditional steel lancet. The Lasette may be a better alternative for children with diabetes, newly diagnosed diabetics and needle-phobic or needle-adverse individuals.

     The Laser Industry's Photonics Spectra journal, with its "Circle of Excellence" award, has recognized the Lasette technology as one of the 25 most significant worldwide laser developments in 1999. R&D Magazine gave the Lasette its "R&D 100" award for being one of the 100 most significant overall technical worldwide developments in 1999.

     Personal Lasette(R). The Personal Lasette is a compact, lightweight, portable skin perforator. At 9 ounces, the Lasette is slightly larger than a handheld cellular telephone; it fits into a suit-coat pocket or a purse. The Personal Lasette requires a disposable lens shield (patent pending), which is a cassette of specialized plastic film. The film advances with each use of the device and has the capacity for 120 applications. We designed the disposable cassette to provide a one-month supply of film for diabetic patients who test four times a day. The disposable lens shield retails for $15 and the Personal Lasette retails for $995. We introduced the Personal Lasette on a limited basis in December 1999. We encountered some problems with the laser cavity and the laser rod coatings of the early units. However, we resolved most of the design and quality control problems by using a new vendor for laser rod coating and making other minor adjustments. We are now ramping up manufacturing and have launched an advertising campaign for the Personal Lasette.

     In June 2000, the Personal Lasette was presented the Silver "Medical Design Excellence Award" by the Medical Design and Manufacturing Conference and Exposition in New York City. In making their selection, the nine judges focused on criteria such as form and function, aesthetics, efficiency, business impact, innovation, ease of use, and cost-benefit ratio. The Personal Lasette was a winner in the "Over-the-Counter and Self-Care Product" category.

     Personal Lasette- Markets. In the United States, an estimated 15 million people have some form or variation of diabetes. However, only 10 million people in the United States have been diagnosed with diabetes. Approximately 4.7 million diabetics must inject insulin on a daily basis to survive. Further, doctors diagnose approximately 800,000 new cases annually in the United States. Most of the insulin-injecting diabetic patients are required to test their glucose levels approximately four times a day to determine when and how much insulin to inject. There are an estimated 100 million people with diabetes worldwide.

     We will market the Lasette primarily to children with diabetes, newly diagnosed diabetics, high frequency testing diabetics with sore fingers, and needle-phobic patients. The needle-phobic and needle-adverse market is an attractive market for the Lasette. Presently a diabetic must stick himself or herself with a steel lancet or needle to draw a blood sample for glucose testing. Diabetics' needle phobia prevent them from testing their glucose levels on the regularly recommended basis. Others dislike the pain of the steel lancet sticks and the continual residual soreness in their fingertips from the multiple daily sticks. In medical literature, needle phobics are estimated to number between 5% and 25% of the diabetic population. The Personal Lasette draws blood in a way that eliminates the effects of needle phobia, minimizes pain, eliminates the long-term finger soreness.

     Personal Lasette- Marketing and Distribution. On July 30, 1998, we signed an exclusive worldwide agreement with Chronimed, Inc., for the marketing and distribution of the Lasette product line. On December 8, 1999, we modified the marketing and distribution agreement so that our relationship with Chronimed became a non-exclusive arrangement. On or about the same time that the new arrangement with Chronimed took effect, we independently launched the new Personal Lasette into the marketplace. Currently, we are selling the Lasette directly to home-use customers, eliminating distributor costs. As the Lasette production capacity increases, we intend to enter into additional non-exclusive distribution agreements with well-established distributors of diabetic products. This will allow us to take advantage of existing distribution channels and name recognition. Several of the drug store, supermarket and superstore chains have expressed interest in distributing the Personal Lasette, but we have not entered into any formal discussions or reached any definitive agreements. We will accomplish international marketing and distribution through a collection of international distributors of diabetic supplies or through manufacturers' representatives. We have begun discussions with certain international distributors, however no definitive agreements have been reached.

     Personal Lasette- Manufacturing. We are currently manufacturing the Personal Lasette at our Albuquerque, New Mexico facility. We have met the CE requirements established by the European Community and are awaiting submittal for the CE mark designation. We have instituted the record keeping, quality control, and production procedures needed to meet the manufacturing regulatory requirements of the FDA MDQSR, ISO 9001, and EN 46001. A lack of large-scale production or market acceptance could have a material adverse effect on our operations and future profitability.

     Professional Lasette(R). The Professional Lasette is a compact, lightweight, portable skin perforator. The Professional Lasette is approximately the size of a videocassette and consists of a battery-driven primary perforator unit with a charger. The Professional Lasette requires a single disposable lens shield that inserts into the device for each use. The patented Professional Lasette disposable is replaced after each use in a clinical setting which prevents the patient's blood from contaminating the Professional Lasette unit and therefore minimizes the risk for cross-contamination. The disposable shield also uses a specialized plastic film to prevent any vapors from condensing on the laser lens. Each disposable shield retails for $0.15 and the Professional Lasette retails for $2,000.

     Professional Lasette- Markets-Clinical. The Professional Lasette(R) collects capillary blood from fingertips, which according to industry data is a procedure performed approximately one billion times a year in homes, hospitals, clinics and doctors' offices. Capillary blood sampling is performed in virtually all clinical settings. These include hospitals, dialysis clinics, blood banks, nursing facilities, home health agencies and physicians' offices. Data indicates that in the United States alone, there are 7,500 hospitals and 46,000 other clinical sites performing routine daily capillary blood sampling. Presently the most commonly used device for capillary blood sampling is the stainless steel lancet. In the hospital setting, inadvertent transmission of disease from accidental lancet sticks is a recognized problem. We believe that the Professional Lasette can substantially reduce the pain and trauma involved with this procedure and the risk of inadvertent cross-contamination for both the clinician and the patient.

     Professional Lasette- Marketing and Distribution. Since re-assuming the marketing and sales responsibility from Chronimed, we are in the process of developing plans to penetrate clinical markets.

     Professional Lasette- Manufacturing. In August 1996, we established a strategic development and production alliance with Big Sky Laser Technologies ("BSLT"). BSLT is a recognized laser OEM manufacturer and developer of laser-based medical devices that complies with FDA, ISO 9001 and other regulatory requirements. In May 1998, we entered into an OEM supplier agreement with BSLT whereby we granted BSLT exclusive manufacturing rights for the current model of the Professional Lasette product, subject to certain minimum order requirements. Under the agreement, either party may terminate upon 90 days written notice in the event of a material breach that is not cured within 30 days of receipt of such notice. In February 2000, a dispute arose between us and BSLT regarding the obligations of the parties under the agreement. Currently, we have entered into discussions regarding the restructuring of the OEM relationship and/or arriving at an amicable resolution under the agreement.

     Competition. The Professional and Personal Lassette(R) represent a technological alternative to the traditional stainless steel lancet for routine capillary blood sampling. It eliminates the risk of cross-contamination and attendant indirect costs. We designed it to reduce the pain, fear and anxiety associated with blood drawing. It also eliminates the cost and risk of lancet waste disposal. While each stainless steel lancet cost may be minimal, we believe that by eliminating the indirect costs associated with it, we can market the Professional Lasette at a retail price of $2,000 per unit and the Personal Lasette(R) at a retail price of $995.

     Currently the only other commercialized approach to laser-based capillary blood sampling is a laser skin perforator developed by Transmedica (formerly Venisect). According to industry sources, the Transmedica laser is substantially larger and costs more than the Lassette(R). In October 1997, Transmedica commenced a patent infringement action against the Company in which it claimed the Lasette infringed the United States patent underlying Transmedica's skin perforator. A Federal Court dismissed the suit without prejudice, based upon procedural grounds. Transmedica appealed the Federal Court ruling, but subsequently withdrew its appeal.

     Corporate research and development efforts throughout the world are focusing on the development of new advanced non-invasive and partially invasive technologies for determining and/or controlling glucose levels in diabetic patients. Several companies are developing glucose testing products using skin patches and lasers. Two technologies that have received the most press are the GlucoWatch(R) by Cygnus, Inc. and the Continuous Glucose Monitoring System
(CGMS) by MiniMed. However, we do not have any independent first-hand knowledge of these technologies and all of the following information has been obtained from the two companies' websites or from published reports or news accounts without independent verification:

     1. Cygnus, Inc.'s GlucoWatch(R) is under future consideration by the FDA for detecting trends and tracking patterns in glucose levels in adult diabetics, but not for use to determine insulin injections. Cygnus, Inc.'s website states that "following a three-hour warm-up period, the device is capable of providing up to three glucose readings per hour for 12 hours after a single point calibration with the results from a traditional finger-stick and meter. The GlucoWatch(R) monitor uses reverse ionophoresis to collect glucose samples through intact skin. The glucose molecules are collected in gel collection discs that are part of a single-use AutoSensor. The gel collection discs contain the enzyme glucose oxidase. As glucose enters the discs, it reacts with the glucose oxidase in the gel to form hydrogen peroxide. A biosensor in contact with each gel collection disc detects the hydrogen peroxide, generating an electronic signal. The monitor uses the calibration value previously entered by the patient to convert the signal into a glucose measurement. The monitor displays the glucose measurement, which is stored in memory."

     2. MiniMed's CGMS has been cleared by the FDA to be used by physicians for tracking patterns and trends in patients' glucose levels. The CGMS is only for use by physicians and is not for determining the amount of insulin to inject or pump into a patient at a given time. MiniMed's website states that "the sensor is a tiny electrode about as thick as a sliver of aluminum foil and less than one millimeter wide. The sensor is located inside a small needle and, once inserted into the skin, the sensor remains in the subcutaneous tissue while the needle is removed and discarded. The sensor is attached to a small plastic disk about the size of a dime and is taped to the skin to hold the sensor in place. A thin wire connects the sensor to a pager-sized glucose monitor, which records and stores glucose values in memory. The sensor, inserted just under the skin, is designed to be used for up to 3 days. MiniMed recommends at least four finger stick values be entered into the monitor each day to ensure accurate calibration of the sensor output at the time of monitor download. After 3 days the patient will return to their health care professional and the information will be downloaded into a personal computer."

     The GlucoWatch by Cygnus, Inc. and the CGMS by MiniMed study the trends or track the patterns of diabetics who do not have their diabetes under control. For those particular patients, either the GlucoWatch or the CGMS is a good supplement to the Personal Lasette product line. Currently, neither product is a substitute or a replacement for testing the bloom from a traditional finger-stick and meter. To the best of our knowledge, no other similar product has received FDA clearance for commercial marketing in the United States.

     Regulatory Status. We obtained the following regulatory clearances for the Lasette(R):

Date                Clearance
----                ---------

August 7, 1997      FDA Clearance for testing glucose and hematocrit in healthy adult patients in a clinical setting.

October 28, 1997    FDA Clearance for testing glucose and hematocrit in diabetic adult patients in a clinical setting

May 15, 1998        CE Mark testing complete for Professional Lasette

June 29, 1998       FDA Clearance for testing glucose and hematocrit in all
                    juveniles patients in a clinical setting

September 12, 1998  ISO 9001 / EN 46001 / Medical Device Directive Certification

September 24, 1998  FDA Clearance for use of all glucose meters with the Lasette

October 30, 1998    Variance for Personal Lasette design

December 7, 1998    FDA Clearance for home-use of the Lasette for glucose
                    monitoring

December 16, 1998   FDA agrees with Personal Lasette safety and efficacy

January 15, 1999    FDA Clearance for all screening blood tests in a clinical
                    setting

     Lasette(R) Intellectual Property. The Lasette product was originally
     --------------------------------
developed using the multifaceted crystal resonator ("MCR") patent acquired from Tecnal Products, a subsidiary of Lovelace Scientific Resources, Inc., in January 1996. The patent (the "MCR Patent # 5,432,811") expires in 2014. We have also acquired from Tecnal Products, a foreign patent application and a strategic license. These acquisitions comprised a package of technological assets covering two laser products: a low-cost, high-power solid-state laser that eliminates many of the delicate optical components required by conventional solid-state lasers, and a laser perforator. The MCR Patent was originally developed under a license agreement with New Technology Engineering Center of Russia. However, new developments in crystal laser coating technologies have decreased the value of the MCR patent.

     We have since advanced the Lasette's laser design and have sought, or are preparing to seek, continuations of existing patents and/or new patents protecting those designs. Two issued United States patents cover certain technological foundations of the current Lasette product line. US patent 5,554,153 (issued September 10, 1996) and US patent 5,908,416 (issued June 1,
1999) include claims regarding mechanisms to create and control laser energy distribution profiles that are essential for reducing pain in laser lancing devices. In November 1999, we received US patent 5,993,439 for the disposable finger shield used with the Professional Lasette. US patent application (US application 212,545) covers the disposable finger shield mechanism used in the Personal Lasette. Other mechanisms for reducing the size and cost and improving reproducibility and painlessness of laser lancing devices are regarded as trade secrets, or are the subject of planned patent applications. Finally, we have registered with the U.S. Patent and Trademark Office, the mark "Lasette(R)".

     The following represents information relating to the patents applied for that relate to the Lasette(R)



Lasette Patents

   ===========================================================================================================
     Title                              App. #    File date      Status       Pat. #    Issue date  Exp. date
   ===========================================================================================================
     Laser w/ Polyhedral Ends,        08/204,560     3/1/94      Issued      5,432,811     7/11/95    3/1/2014
     "MCR" multifaceted crystal
     resonator
   -----------------------------------------------------------------------------------------------------------
     Skin Perforator( Multimode       08/297,295    8/29/94      Issued      5,554,153     9/10/96   8/29/2014
     beam with limited claims)
   -----------------------------------------------------------------------------------------------------------
     Laser Dermal Perforator          08/675,080     7/3/96      Issued      5,908,416      6/1/99   8/29/2014
     (Extended multimode claims)
   -----------------------------------------------------------------------------------------------------------
     Lens Shield for Laser Skin
     Perforation for Professional
     Lasette                          08/841,005    4/22/97      Issued      5,993,439    11/30/99   4/22/2017
   -----------------------------------------------------------------------------------------------------------
     Multi-Media Solid State Laser    08/879,909    6/20/97   *Re-assigned
   -----------------------------------------------------------------------------------------------------------
     Renewable Lens Shield for        09/212,545   12/16/98     Pending
     Personal Lasette
   -----------------------------------------------------------------------------------------------------------

       *reassigned back to the Russian inventor.

     A former employee of the Russian Academy of Science now residing in San Diego holds the United States patent relating to the use of a laser for blood sample collection (the "Tankovich Patent", US 5165418, issued 24 Nov. 92, priority date 02 Mar. 92). Becton Dickinson Corporation, a leading producer of blood collection products, licensed this patent from Mr. Tankovich in December 1995. Becton Dickinson Corporation was allegedly working with a San Diego laser technology company, JMAR, in the reportedly now abandoned development of a product for laser skin perforation. We have acquired a formal legal opinion, finding the Tankovich Patent invalid and unenforceable due to public disclosure of the laser perforation concept in the international scientific literature, as well as public commercialization of primitive perforator products in the former USSR, as early as October 1990. The Tankovich Patent is the subject of formal re-examination in the United States Patent and Trademark Office as the result of a petition made by Transmedica in August 1996. No results of the re-examination case have been published to date.

     In Vitro Fertilization Workstation

     Manufacturing, Marketing and Distribution. We have sold the IVF product line to Hamilton Thorne Research, a major producer and marketer of sperm analysis equipment worldwide, for $100,000 in cash and 12% royalty payments on future net sales.

     Description. The IVF Workstation is a computer-controlled multi-functional workstation that combines, for the first time, a technological solution to both the functional and informational requirements of clinicians working in the IVF environment. The IVF Workstation has three basic applications:
     (i) to measure, assess and store in computer memory the various properties of a human egg to assess its suitability for fertilization;
     (ii) to mechanically inject sperm into an egg with a third party micro-manipulator; and
     (iii) to score the outer shell of a fertilized egg with a laser to facilitate "hatching" and promote embryo development and a successful pregnancy.

     Utilizing a microscope, computer-controlled motorized stage, video camera, sophisticated laser-based technology and data storage and retrieval systems, the IVF Workstation permits standardized evaluation, measurement and diagnosis of eggs and embryos, sperm injection and laser-assisted embryo hatching in one integrated system. With its computer hardware and software, the IVF Workstation also permits the detailed cataloguing and documentation of each IVF procedure and the organization and retrieval of data and other information.

     In vitro fertilization is a rapidly-growing area of human fertility treatment. However, success rates with current procedures vary significantly from clinic to clinic. The IVF Workstation is designed to improve success rates for clinics and IVF patients.

     Markets. The market for the IVF Workstation consists of the more than 1,300 clinics worldwide that treat infertility, approximately 300 of which are located in the United States. Worldwide, these clinics conduct approximately 100,000 IVF treatment cycles a year. At an average cost of $5,000 per treatment cycle, it is estimated that over $500 million is spent annually for IVF procedures. We believe that the IVF Workstation may substantially increase success rates and reduce the time and cost required to successfully complete a fertility treatment cycle, thereby increasing profits and revenue to the clinician.

     Competition. We not aware of any other product that combines all of the features and performance specifications of the IVF Workstation. Fertilase, a company in Switzerland, has introduced a product that provides laser-assisted hatching, which does offer most of the features found in the IVF Workstation.

     Regulatory Status. The IVG product has received the CE Mark, which allows it to be sold within the European Community and other countries that accept the CE Mark. In the United States, the sale of the IVF Workstation requires FDA clearance. The only functional component of the IVF Workstation that requires FDA clearance is the laser module used for laser-assisted hatching. Clinical trials of the IVF Workstation have been transferred to Hamilton Thorne Research where, if the FDA approves the transfer, they will proceed under an FDA-approved Investigational Device Exemption (IDE) that we obtained. We cannot say whether FDA clearance for sales of the IVF Workstation in the United States will be obtained.

     Scientific Research Instruments

     Applications of the Scientific Research Instruments. The Cell Robotics Research Workstation allows scientists to manipulate objects in micro-space, upgrading the microscope to an interactive micro-laboratory. The scientific research instruments enhance the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. Scientists can use the technology for cell separation, cell-to-cell interaction, micro-dissection, and intercellular manipulation of living cells. Third parties currently use the Cell Robotics Research Workstation for cancer research and immunology, neurobiology, assisted reproductive techniques and genome research.

     Description. In 1996, we introduced the computer-controlled Cell Robotics Research Workstations for optical trapping, micromanipulation and microsurgery. These workstations are based on our core LaserTweezers(R), LaserScissors(TM), CellSelector(TM) and SmartStage(R) technologies. Computer control provides powerful, user-friendly features such as interactive software with mouse or keyboard control, a unique motorized stage and a motorized focus drive providing motion in three directions. The Cell Robotics Research Workstation integrates our research instruments into a complete computer-controlled optical trapping and ablation workstation.

     Markets. Principal markets for the Cell Robotics Research Workstation research instruments are colleges, universities, research laboratories, biotechnology and pharmaceutical companies, and commercial laboratories conducting biological research. We intend to identify key scientists and their specific research applications for which the Company's instruments are particularly well suited.

     In the United States, the research market consists of approximately 108,000 research biologists working in 2,400 institutions. We target users of inverted microscopes, for which there were approximately 10,000 existing users in 1996. Approximately 1,000 new purchases were made annually in the United States and Canada. Worldwide, the installed base of inverted microscopes was approximately 33,000 in 1996, with 3,000 additional new sales annually.

     Marketing and Distribution. While we intend to focus on the distribution and sale of our laser-based medical devices, we will continue to promote and market the scientific research instruments through direct sales, dealers, representatives and distribution arrangements. We currently have an agreement with Mitsui Engineering and Shipbuilding granting exclusive distribution rights for our products in Japan. The agreement expires in September 2005. Mitsui has assigned their distribution rights to the Cell Robotics Research Workstation in Japan to Meiwa Shoji Company Ltd. We have also expanded domestic and international distribution channels to include distributors in 17 countries.

     Manufacturing. To minimize capital outlay, we outsource parts to machine shops and circuit board companies. We complete final assembling and testing at our Albuquerque, New Mexico facility to ensure the quality of the final products. We plan to continue this approach with new and current products.

     Competition. P.A.L.M., and S&L Microtest, both German companies, and Sigma Koki, a Japanese company, make multi-trap and custom trapping instruments to compete with the Cell Robotics Research Workstation. Arcturus, a United States company, offers a laser micro-dissection system.

     Regulatory Status. We received the CE Mark for the Cell Robotics Research Workstation in September 1997. This product line does not currently require other regulatory clearances, including clearance from the FDA.

Competition in General

     There is rapidly evolving technological development and intense competition in our industry. Both large organizations as well as several specialized laser-based medical device companies engage in similar activities. In addition, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and to protect technologies that they have developed, some of which will be directly competitive. Most of our competitors have substantially greater resources, including financial and human resources.

     The principal factor affecting our competitive position is the suitability of our instruments for, and performance in, a particular application. Due to the highly specialized nature of the markets, such traditional competitive factors as price, delivery, upgradability and support are less significant. We face potential competition from a number of established domestic and international companies, all of which have substantially greater engineering, manufacturing, marketing and financial capabilities. Our ability to compete successfully in existing and future markets will depend on elements both within and outside of our control.


Business Strategy

     Our business strategy is to capitalize on our core technologies to develop unique products targeted at large markets in which we can compete effectively. Key components of our business strategy include:

     Develop Unique Technology. Through know-how and core technology, we strive to stay ahead of our competition by offering the best products within a given price range. We are able to back this aggressive development strategy with patents, licenses and collaboration where appropriate.

     Develop Market Recognition. We are positioning our laser-based medical devices as preferred technological solutions to clearly-defined medical needs. We seek to create significant brand awareness for the Lasette, our signature product. To accomplish this, we are advertising in diabetes related publications, direct mailings, tradeshows, print, radio, television and Internet media. We use trademarked product names that can be clearly recognized by customers, such as Lasette(R) and LaserTweezers(R).

     Distribution Channels. Currently, we are marketing and selling the Lasette directly to the end user. Several drug stores, supermarket and superstore chains have inquired about distributing the Personal Lasette, but we have not entered into any formal discussions. As we increase production capacity to supply product demand, we will look for non-exclusive distribution agreements with well-established distributors of medical products to take advantage of their existing distribution channels and name recognition. We sell the Cell Robotics Research Workstation directly in the United States and internationally through distributors and manufacturers' representatives.

     Expand Capacity to Assemble Products. We are increasing manufacturing capacity to produce the Personal Lasette while continuing to manufacture the Cell Robotics Workstation at our Albuquerque, New Mexico facility. In addition, Big Sky Laser Technologies, Inc. is our Original Equipment Manufacturer for the manufacture and the development of the Professional Lasette. Currently, the OEM agreement is the subject of a dispute between us and BSLT. We have entered into discussions regarding the restructuring of the OEM relationship and/or arriving at an amicable resolution under the existing agreement.

     We hope to become a leader in the development and sale of technologically advanced laser-based medical devices. We believe that there is a rapidly increasing market demand for products that offer more effective, safer and less painful solutions than conventional procedures.

Intellectual Property

     The following table summarizes our trademarks and patents for our products other than the Lasette(R).

TRADEMARKS

=========================================================================================================
Title                Docket ID       App. #       File date       Status     reg. #    Reg. date
=========================================================================================================
  LASER SCISSORS     D-2081-20     74/483,382      1/27/94      Pending                        -
---------------------------------------------------------------------------------------------------------
  SMART STAGE        D-2080-20     74/483,347      1/27/94     Registered   1,909,528     8/1/95
---------------------------------------------------------------------------------------------------------
  CELLS ELECTOR      D-2079-20     74/483,349      1/27/94      Pending             -          -
---------------------------------------------------------------------------------------------------------
  LASER TWEEZERS     D-2039-20     74/433,636       9/8/93     Registered   1,916,039     9/5/95
---------------------------------------------------------------------------------------------------------

PATENTS

=====================================================================================================================
  Title                            Docket ID     App #     file date   Status      Pat. #    Issue date   Exp. date
=====================================================================================================================
  Flexure Structure for 3-D          GC-149   07/919,361    7/23/92    Issued    5,374,556    12/20/94    7/23/2012
  microscope stage
---------------------------------------------------------------------------------------------------------------------
  Manipulation Chamber for           GC-150   07/919,183    7/23/92    Issued    5,364,744    11/15/94    7/23/2012
  LaserTweezers
---------------------------------------------------------------------------------------------------------------------
  Providing Uniform Distribution     CER006   09/098,902    6/17/98
  of Energy to Microscopic                                             Pending
  Targets for IVF Workstation
---------------------------------------------------------------------------------------------------------------------
  Activating Thermo-Enzyme           CER007   09/082,124    5/19/98    Issued    5,972,667    10/26/99    5/19/2018
  Reactions w/ EM Energy (Laser
---------------------------------------------------------------------------------------------------------------------

================================================================================
  initiated PCR reaction)
================================================================================

     The Laser PCR patent describes a method and apparatus for activating a thermo-enzyme reaction, such as polymerase chain reaction (PCR) or other temperature-sensitive transformation of biological systems. Electromagnetic energy such as from a laser is applied to a microscopic target to produce a rapid elevation of temperature of at least a portion of the target. The laser beam can have a wavelength in the infrared range greater than 750 nm. The source of electromagnetic energy can be used in association with a microscope and/or objective lens to irradiate single cells or molecules. Because a laser is used, the proposed apparatus can be made compact and transportable to meet requirements for single cell analysis for clinical use.

     The proposed laser PCR instrument would embody the amplification of genetic material in a volume that could be as small as or even smaller than a single cell. The envisioned device would make use of existing technologies developed and currently in use at Cell Robotics. These include the means to focus the laser beam precisely and control the laser energy delivered. This approach to work with biological systems is protected by U.S. patent Number 5,972,667, issued October 1999. Although not reduced to practice, a protocol will soon be examined, and a prototype instrument is under development.

     The amplification of genetic material with the unique properties of a laser beam could find widespread application in the routine diagnosis of diseases including exotic diseases. The patented technology should offer means to allow research scientists the prospective molecular identification of pathogens before the onset of disease.

Research and Development

     To succeed, we must continually enhance existing products and develop new products incorporating the latest improvements in laser technology. Accordingly, we are committed to investing resources in research and development activities.

     During the years ended December 31, 1999, and December 31, 1998, $551,486 and $849,166 was spent, respectively, on internal research and development programs. As of December 31, 1999, three of our scientists and engineers engaged primarily in research and development activities. We channeled the majority of the proceeds from equity financing and short-term borrowings from our principal stockholder, Mitsui, and the sale of securities in 1995, 1996, 1997, 1998 and 1999 to fund our internal research and development activities. We do not have any research arrangements with outside R&D firms and at this time and we do not anticipate future development arrangements with third parties. We do not currently perform any research and development under contract to third parties except for Small Business Innovative Research grants from the federal government. These include a Phase II grant from the National Cancer Institute. The grant award funds two years of development of a proprietary laser instrument for semi-automated single cell sorting. The total grant award over two years is approximately $727,000. We received approximately $564,913 to date. This award should facilitate our goal of developing a single cell analysis workstation, which could aid in the understanding of cancer cells and viruses. Proceeds from this award will be used to expand the current capabilities of the Cell Robotics Research Workstation and LaserTweezers technology.

Government Regulation-Product Approval Process

     Government regulations govern various aspects of our marketing, sales and manufacturing processes. We have successfully obtained many of the regulatory clearances necessary to market and sell our products, however we may require additional clearances for broader markets. We cannot say that we will obtain these.

     For research applications, our products are subject only to FDA safety regulations. However, the European Community requires that research instruments receive the CE Mark before they can be exported to Europe. We received the CE Mark for the Cell Robotics Research Workstation and all of its modules in September 1997 and also received the CE Mark for the Professional Lasette and IVF Workstation.

     In the United States, federal and state statutes regulate the testing, manufacture, safety and efficacy, labeling, record keeping, approval, advertising and promotion of our products. Product development and approval within this regulatory framework may take many months and may involve the expenditure of substantial resources. In addition to obtaining FDA clearances for each product, we must register and seek FDA approval for each manufacturing establishment These establishments must be certified to meet ISO 9001 and EN 46001 requirements.

     The FDA has separate review procedures for medical devices before such products can be commercially marketed in the United States. There are two basic review procedures for medical devices in the United States. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a Pre-Market Notification ("510(k) Notification") of the manufacturer's intention to commence marketing of the product at least 90 days before the product will be introduced for clinical use. The manufacturer must obtain written clearance from the FDA before it can commence marketing. Among other requirements, the manufacturer must establish in the 510(k) Notification that the product to be marketed is "substantially equivalent" to another legally-marketed, previously existing product. If a device does not qualify for the 510(k) procedure, the manufacturer must file a Pre-Market Approval Application. The PMA requires more extensive pre-filing testing than the 510(k) procedure and involves a significantly longer FDA review process. FDA issued clearances for the following uses of the Professional Lasette:

  .    for adult diabetic patients in clinical settings in October 1997;
  .    for adolescent diabetic patients in clinical settings on June 29, 1998;
  .    for home use for testing glucose on December 7, 1998; and
  . for all blood screening tests used in a clinical setting on January 15, 1999.

     We can now market the Professional Lasette(R) and Personal Lasette(R) for essentially all applications requiring capillary blood draw for blood screening and/or sampling in the United States.

     For marketing outside of the United States, we will be subject to foreign regulatory requirements governing clinical trials and marketing approval for the products. Requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. Although we have employees who are experienced in the EC and other regulatory procedures, we do not currently have any facilities or employees outside of the United States. In some cases we will rely on our strategic partners in foreign markets to satisfy the regulatory requirements imposed by those jurisdictions.

Employees

     As of June 15, 2000, we had 18 full-time employees and 6 temporary employees. Of the full-time employees, 5 were principally engaged in product development, 6 in manufacturing, including quality control, 3 in marketing and sales and the balance in administration and finance. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages and we believe that our relationship with our employees is good.

Reports to Shareholders

     We furnish annual reports to shareholders, including certified financial statements reported on by our certified public accountants. In addition, we issue unaudited quarterly or other interim reports to shareholders as we deem appropriate.

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Rooms at 450 Fifth Street N.W. Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations - Year ended December 31, 1999 compared to the Year ended December 31, 1998

     During the year ended December 31, 1999 our operating activities included continuing efforts to complete the development of our laser-based medical devices and marketing of the Lasette(R). Product sales for the period were generated from sales of our scientific research instruments and our clinical laser-based medical devices.

  . Total revenues from product sales and grant revenue decreased .8% from $1,429,001 during the 1998 period to $1,417,317 during 1999.

  . Research and development grant revenue decreased 31.7% from $179,298 during 1998 to $122,381 during 1999.

  . The gross profit realized by our product sales generated during fiscal 1999 was $230,806, or 17.8% compared to a gross profit of $401,463, or 32.1%, realized during fiscal 1998. This decrease was driven by a reduction in retail selling prices due to competitive pricing pressures as well as increased warranty expenses associated with newly released products.

     Operating expenses incurred during fiscal 1999 were $2,165,551, a decrease of $103,712, or 4.6%, below fiscal 1998 operating expenses of $2,269,263. This decrease was principally attributable to a reduction in research and development expenses.

  . Research and development expenses decreased by $297,680, or 35.1%, due primarily to a reduction in professional design and engineering consulting fees required by our laser-based medical devices.

  . Marketing and sales related expenses incurred during fiscal 1999 were $625,777, an increase of $16,489, or 2.7%, above fiscal 1998 marketing and sales expenses of $609,288. Expenses related to the marketing introduction of our new Personal Lasette(R) product were primarily responsible for this increase.

  . General and administrative expenses associated with the conduct of our business increased, from $810,809 during the year ended December 31, 1998 to $988,288 for the year ended December 31, 1999, an increase of $177,479 or 21.9%. This increase was driven by our effort to maintain ISO 9001 certification, increased product liability premiums, increased SEC reporting activity and enhanced investor relations' activities.

     During the fiscal period ended December 31, 1999, other income and expenses decreased from an

$84,454 net contribution to income for the year ended December 31, 1998 to a $25,395 net contribution to income. This decrease was due almost exclusively to the reduction of interest earned on declining cash balances.

     As a result of the foregoing, our net loss applicable to common shareholders for the year ended December 31, 1999 increased by $367,057, or 17.8%. Our net loss applicable to common shareholders was $2,057,573 for the year ended December 31, 1998, and $2,424,630 for the comparable period ended December 31, 1999. We had a net loss of $0.31 per share on 7,734,762 weighted average shares outstanding for the year ended December 31, 1999 compared to a net loss of $0.39 per share on 5,278,347 weighted average shares outstanding for the comparable period ended December 31, 1998.

     Other than the foregoing, we know of no trends or other demands, commitments, events or uncertainties that will result in, or are reasonably likely to result in, a material impact on our results of operations.

Liquidity and Capital Resources

     Since its inception, we have relied principally upon the proceeds of both debt and equity financing to provide working capital for our product development and marketing activities and, to a lesser extent, the proceeds of two small SBIR grants. We have not been able to generate sufficient cash from operations and, as a consequence, we must seek additional financing to fund ongoing operations.

  . In 1995, we completed a private offering of equity in which we raised approximately $2.875 million. As part of that private offering, we issued a series of warrants, whose exercise during the third quarter of 1996 resulted in an additional capital infusion of approximately $2 million.

  . In connection with that private offering, we issued to Paulson Investment Company, Inc., who served as placement agent, warrants exercisable for a period of five years to purchase 11.5 units at a price of $25,000 per unit, each unit consisting of 20,000 shares of Common Stock and 10,000 Class A Warrants.

  . In August 1997, we completed a private sale of 200,000 shares of Common Stock for gross proceeds of $650,000. We agreed to exchange the 200,000 shares of Common Stock for 78,788 of the Units as offered in the secondary offering completed in February 1998.

  . In December 1997, we obtained a short-term loan from Paulson in the principal amount of $500,000 that was repaid, without interest, out of the proceeds of the Secondary Offering.

  . In February 1998, we sold 460,000 Units, each Unit consisting of one share of Series A Convertible Preferred Stock, convertible into four Common Shares, and two Common Stock Purchase Warrants, in a registered offering to the public. Each Unit was sold at a price to the public of $8.25. The Units were traded over-the-counter and quoted on the Bulletin Board under the symbol "CRIIU" for a period of 30 days through March 4, 1998. At the end of the Unit Trading Period, the Units automatically separated and, as a result, the Preferred Stock and Warrants traded separately over-the-counter, and were quoted on the Bulletin Board under the symbols "CRIIP" and "CRIIW," respectively.

  . In July 1999, we sold 9.5 units to four investors in a private placement of its securities. Each unit consisted of 35,000 shares of common stock and 7,500 common stock purchase warrants. Each warrant is exercisable through February 2, 2003 to purchase one share of common stock for a price of $2.40 per share. We granted 15,000 warrants to two placement agents. In connection with legal services we granted an additional 15,000 warrants to one of the investors for services rendered unrelated to this private placement. These 30,000 warrants are exercisable through February 2, 2003 to purchase shares of common stock for a price of $2.40 per share. Gross proceeds received from this private placement totaled $475,000.

     Cash used in operations for the years ended December 31, 1999 and 1998 was $1,584,722 and $1,935,800 respectively. The primary reasons for the decrease in cash used in operations during the year ended December 31, 1999, as compared to the prior period, are the decreases in product development and marketing expenses during that period, and an increased level of accounts payable and accrued liabilities.

     Cash provided by financing activities for the years ended December 31, 1999 and 1998 was $887,551 and $2,852,504 respectively. These figures reflect the equity financing discussed above and a note payable to a member of our Board of Directors.

     Our liquidity and capital resources continued to decrease during the year ended December 31, 1999, due primarily to the Company's ongoing operating losses. Our current ratio at December 31, 1999 was 1.6 to 1, compared to a current ratio of 4.3 to 1 on December 31, 1998. This decrease in liquidity is primarily due to the use of proceeds raised from the secondary offering completed in February 1998 and the July 1999 private placement for continued operating activities. Total assets decreased from $2,583,052 at December 31, 1998 to $2,013,666 at December 31, 1999, a decrease of $569,386 or 22%.

  . The decrease in our current assets of $772,497, or 34%, was the result of a decrease in cash and cash equivalents, which declined from $1,375,575 at December 31, 1998, to $358,379 at December 31, 1999, a decrease of $1,017,196 or 73.9%. Our use of cash for continued operating activities and the purchase of product component inventory led to this decrease.

  . An increase in bad debt allowance and a more timely accounts receivable collection process led to a decrease in accounts receivable of $40,295, from $246,573 at the end of 1998, to $206,278 at December 31, 1999.
     Inventory increased in the amount of $371,722 or 70.6%, due to manufacturing ramp up of our laser-based medical devices.

  . At December 31, 1999, our total current liabilities increased $375,504, from $533,329 at December 31, 1998 to $908,833 at December 31, 1999.
     Increases in accounts payable of $356,717, or 108.9%, and royalties payable of $34,009, or 101.5 %, were directly related to the purchase of manufacturing inventory and increased delivery of royalty bearing products.

     Based upon the above, our working capital decreased from $1,738,339 at December 31, 1998 to $590,338 at December 31, 1999, a decrease of $1,148,001.
This decrease was due almost exclusively to our use of cash for continued operations discussed above.

     We expect that our cash used in operating activities during fiscal 2000 will be less than the cash used in 1999. We cannot accurately predict the timing of our future capital requirements. If capital requirements vary materially from those currently planned, we may require the sale of equity or debt securities. However, we cannot say that additional funding will be obtained. Any additional equity financing may dilute our existing stockholders. Borrowing money may involve pledging some or all of our assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. At this time, we do not have available other sources of capital to satisfy all of our cash requirements. We depend on future product sales to furnish additional revenues. If we cannot obtain additional financing as needed, we may be required to reduce the scope of its operations, which could have a material adverse effect upon our business, financial condition and results of operation. We anticipate that our current working capital, proceeds from financing activities and increased product sales are sufficient to meet our operational deficits through fiscal 2000.

     At December 31, 1999, we had a net operating loss carryforward for income tax purposes of approximately $15,800,000, which expires beginning in 2006. Under the Tax Reform Act of 1986, the amounts of and the benefits from net operating loss carryforwards are subject to certain limitations in the amount of net operating losses that we may apply to offset future taxable income. The ownership changes in 1995 in connection with the IFC acquisition will limit the use of this net operating loss carryforward under applicable Internal Revenue Service Regulations.

RESULTS OF OPERATIONS AND LIQUIDITY AND CAPITAL RESOURCES - QUARTER ENDED MARCH 31, 2000 COMPARED TO THE QUARTER ENDED MARCH 31, 1999

     In February 2000, an underwriter in a previous offering exercised a portion of its Placement Agent's Warrants to purchase a total of 10.9825 private units at a price of $25,000 per unit. Each unit consists of 20,000 shares of common stock and 10,000 Class A Warrants. Proceeds from the exercise totaled approximately $467,000.

     In February 2000 and subsequently amended in March 2000, we executed a secured convertible promissory note from a private investor who also serves as our board director. The principal amount of $1,200,000 will be paid in full with 500,000 shares of our common stock at the time such shares are registered with the SEC. The note will bear interest from July 25, 2000 at the Bank of America prime rate as of March 3, 2000 plus 500 basis points with no interest accruing until July 25, 2000. The principal amount and any accrued unpaid interest will be due and payable on February 25, 2001 but the creditor can elect to defer payment until any date thereafter through February 25, 2002. This note is secured by our accounts receivable and inventory. In connection with the beneficial conversion of this note, we will record a charge of $1,200,000 upon registration of the common stock with the SEC and conversion of the note into common stock.

     In March 2000, a former distributor exercised its common stock purchase warrant to purchase 100,000 shares of our common stock at a price of $2.25 per share for which we received gross proceeds in the amount of $225,000. We are registering the 100,000 shares under this Prospectus.

     Our current ratio at December 31, 1999, was 1.6 to 1, compared to a current ratio of 1.5 to 1 on March 31, 2000. This decrease in liquidity is primarily due to cash used in operations net of cash received from exercised employee stock options and common stock purchase warrants.

     The increase in our current assets of $878,618, or 58.6%, was driven by an inflow of cash from proceeds received from the exercised stock options and warrants. As a result, cash and cash equivalents increased $828,861, or 231.3%.

     Net property and equipment decreased $21,530, or 4.4%, due primarily to depreciation and amortization of capital product tooling and molding, while other assets decreased from $28,939 to $27,731, a decrease of $1,208 or 4.2%.

     During the three-month period ended March 31, 2000, our total liabilities increased from $1,158,833 to $1,668,597, or 44.0%. This increase was primarily due to the receipt of a loan from a private investor.

     Our working capital increased from $590,338 at December 31, 1999 to $834,192, at March 31, 2000, an increase of $243,854 or 41.3%, due primarily to cash received from exercised employee stock options and common stock purchase warrants.

     Cash used in operations for the three-month periods ended March 31, 2000 and March 31, 1999 was $691,151 and $494,908, respectively. A reduction in accounts payable partially offset by an improvement in accounts receivable collection increased the cash used in operations during this period, as compared to the prior period.

     We expect that cash used in operating activities will increase throughout the remainder of 2000 as we launch a more aggressive sales and marketing campaign and as we implement full-scale production. We cannot accurately predict our timing of the future capital requirements. Our capital requirements depend upon numerous factors, including, most notably, the market acceptance of our new laser-based medical devices. If capital requirements vary materially from those currently planned, we may require additional financing, including, but not limited to, the sale of equity or debt securities.

     Other than the foregoing, management knows of no other trend, or other demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, a material impact on the liquidity and capital resources of the Company.

     Our total revenue decreased $295,602, or 57.3% to $220,554 from $516,156 for the three-month periods ended March 31, 2000 and 1999, respectively. Revenues from the sale of products during the three months ended March 31, 2000, were $214,594, as compared to $497,009 during the comparable period in 1999. Sales decreased 56.8% while gross margin realized on product sales during this period declined from 32.0% in 1999, to 20.3% during 2000. Our focus on troubleshooting and re-engineering efforts associated with our newly introduced medical devices led to lower than expected product sales. Gross margin was negatively affected by the following items:

          . a reduction in retail selling prices due to competitive pricing pressures;

          . an introductory low margin associated with the laser-based medical devices introduced into our product mix; and

          . increased warranty expenses associated with newly released products.

     We also recognized $5,960 of revenue from SBIR grants during the three months ended March 31, 2000. The National Institutes of Health, an agency of the U.S. Department of Health and Human Services, issue these SBIR grants. The highly competitive grants provide financial assistance for approved tasks of high-risk research that can lead to future products for small businesses. Normally, awards do not exceed $750,000 for a period ordinarily not to exceed two years. Our current Phase II grant expired on March 31, 2000. Additional Phase II grant applications will be submitted to continue research efforts initiated under previously awarded Phase I grants.

     Our loss from operations incurred during the three months ended March 31, 2000, was $719,025, as compared to an operating loss of $432,615 incurred during the same period in 1999. Total operating expenses increased $170,901, or 28.9%, from $591,724 to $762,625. The increase results from the following:

          .    Research and development expenses increased $4,235 or 3.5%;

          . General and administrative expenses increased $168,790, or 50.5%, reflecting an increase in legal, accounting, investor relations and insurance fees as well as the fair value of performance-based options issued in lieu of cash;

          .    Marketing and sales expenses decreased 1.6%, or $2,124.

     During the three months ended March 31, 2000 other income and expenses decreased from a $10,346 net contribution to income during the period in 1999, to a $268 net reduction to income during the period in 2000.

     Based upon the above, net loss applicable to the common shareholders was $719,293 for the three months ended March 31, 2000. During the comparable period in 1999, and after including the payment of preferred stock dividends of $514,548, the net loss applicable to common shareholders was $936,817. On a per share basis, this amounts to a $0.08 loss per weighted average outstanding share during the three month period ended March 31, 2000, compared to a $0.14 loss per weighted average outstanding share during the same period of 1999.


                            DESCRIPTION OF PROPERTY

     Our facilities are located in approximately 12,000 square feet in Albuquerque, New Mexico. This facility contains our executive and administrative offices, as well as facilities for the assembly, production, testing, storage and inventory functions. Our monthly rent payments are $8,493, subject to a 3% annual increase. We renegotiated the lease to terminate in November 2002. We believe that this facility is adequate for our present and near-term requirements. Our equipment, fixtures and other assets located within the facility are insured against loss.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1999, we obtained a note payable for $250,000 from Humagen Fertility Diagnostic, Inc., whose majority shareholder is Dr. Debra Bryant, a Board of Director of the Company. The note does not bear interest if the note is paid in full at the end of six months. However, at the end of six months, any unpaid balance will begin to accrue interest at six percent (6%).

     In February 2000 and subsequently amended in March 2000, we executed a secured convertible promissory note from Dipl. Ing. Oton Tisch, a Director. We will pay the principal amount of $1,200,000 with 500,000 shares of our common stock at the time we register these shares with the SEC. Mr. Tisch paid $250,000 on March 3, 2000; $250,000 on March 9, 2000; $200,000 on March 28, 2000; and the
remaining $500,000 on April 26, 2000. The note will bear interest from July 25, 2000 at the Bank of America prime rate as of March 3, 2000 plus 500 basis points with no interest accruing until July 25, 2000. The principal amount and any accrued unpaid interest will be due and payable on February 25, 2001 but Mr. Tisch can elect to defer payment until any date thereafter through February 25, 2002. We secured this note with our accounts receivable and inventory. In connection with the beneficial conversion of this note, we will record a charge of $1,200,000 upon registration of the common stock with the SEC and conversion of the note into common stock.

     Any transactions between the Company and its officers, directors, principal stockholders, or other affiliates have been, and will be, on terms no less favorable to us than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the our independent, disinterested directors.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

     Our common stock is traded over-the-counter and quoted on the OTC Electronic Bulletin Board on a limited and sporadic basis under the symbol "CRII." The reported high and low bid and asked prices for the Common Stock are shown below for the period through July 3, 2000. The source for the data was obtained from the NASDAQ Trading & Market Services Department. The prices presented are bid and asked prices, which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions.

                                     Bid                Ask
                              ----------------    ----------------
                                Low      High       Low      High
                              -------  -------    -------  -------

1998
     First Quarter            $ 1.938  $ 2.797    $ 1.938  $  3.00
     Second Quarter             1.375    2.469      1.391     2.75
     Third Quarter              0.844    1.625      0.844     1.75
     Fourth Quarter             0.688     3.00      0.766    3.844

1999
     First Quarter            $ 1.813  $ 2.813    $ 1.938  $  3.00
     Second Quarter             1.500    2.188      1.656    2.531
     Third Quarter              1.531    2.125      1.625    2.438
     Fourth Quarter             1.563    2.125      1.750    2.313

2000
     First Quarter            $ 1.531  $ 7.750    $ 1.875  $  8.75
     Second Quarter           $ 3.128  $ 5.813    $ 3.281  $ 5.813
     Through July 3, 2000     $3.8438  $ 4.000    $ 4.000  $4.0313

     The bid and ask prices of the common stock on June 27, 2000 were, $3.8125 and $4.00 respectively, as quoted on the Bulletin Board. As of June 27, 2000 there were approximately 5,200 stockholders of record of the common stock.

Dividends

     We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We anticipate that any earnings generated from our operations will be used to finance our ongoing operations. No restrictions exist upon our ability to pay dividends.

                            EXECUTIVE COMPENSATION

     The following tables and discussion set forth information with respect to all incentive stock option plan and non-plan compensation awarded to, earned by or paid to the Chief Executive Officer and our only additional highly compensated executive officer whose salary and bonuses exceed $100,000, all services rendered in all capacities to us and our the subsidiary for each of the last three completed fiscal years.


--------------------------------------------------------------------------------

                          SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                            Long Term Compensation
                                                                            ----------------------
                                    Annual Compensation                    Awards          Payouts
                             --------------------------------              ------          -------
                                                        Other
Name                                                   Annual       Restricted
and                                                   Compen-         Stock                   LTIP     All Other
Principal                          Salary    Bonus     sation        Award(s)     Options/   Payouts   Compensation
Position              Year          ($)       ($)       ($)             ($)       SARs(#)      ($)         ($)
--------------------------------------------------------------------------------------------------------------------
Ronald K.             1999        $123,115    $0       $6,343          -0-         -0-         -0-         -0-

Lohrding,             1998        $123,115    $0       $6,343          -0-         -0-         -0-         -0-
President,CEO         1997        $123,115    $0       $6,079          -0-         -0-         -0-         -0-


H. Travis Lee,        1999        $110,000    $0       $3,898          -0-         -0-         -0-         -0-
Vice President        1998        $110,000    $0       $4,204          -0-         -0-         -0-         -0-
Marketing and         1997        $110,000    $0       $4,293          -0-         -0-         -0-         -0-
Sales


Employment Agreements

     We have entered into a written Employment Agreement, having a term of five
(5) years, with Dr. Lohrding. We have employed Dr. Lohrding to serve as the Chairman, President and CEO, on a full-time basis, for a minimum base salary of $100,000 per year. During fiscal year 1999, we paid Dr. Lohrding a base salary of $123,115. We also have a written employment agreement with Mr. H. Travis Lee, Vice President of Marketing and Sales. Under Mr. Lee's agreement, he receives a base salary of $110,000 per year; provided, however, that either party may terminate the employment relationship upon thirty days' prior written notice.

Stock Incentive Plan

     During fiscal 1992, we adopted a Stock Incentive Plan. Pursuant to the Plan, stock options granted to eligible participants may take the form of Incentive Stock Options under Section 422 of the Internal Revenue Code. Alternatively, we may grant options that do not qualify as ISO's. They are called Non-Qualified Stock Options or "NQSO's".

  . Section 422 of the Code requires that the aggregate fair market value of our Common Stock with respect to ISO's granted to an employee exercisable for the first time in any calendar year not exceed $100,000. The foregoing limitation does not apply to NQSO's.

  . The ISO's exercise price may not be less than 100% of the fair market value of the shares of our Common Stock on the date of grant. The exercise price of an NQSO may be set by the administrator.

     An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason, the optionee may exercise his or her options within a 90-day period following such termination to the extent he or she was entitled to exercise such options at the date of termination. Either the Board of Directors can administer the Plan, or the Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 1,500,000 shares of the Company's Common Stock is available for issuance under the Plan.

     At March 31, 2000, the Company had granted a total of 919,623 Incentive Stock Options under the Plan consisting of 554,653 ISO's exercisable at prices ranging from $1.375 per share to $1.875 per share. There were 364,970 NQSO's, which are exercisable at prices ranging from $1.75 per share to $3.563 per share. All options have been issued with exercise prices at or above market value on the date of issuance.

     The following tables set forth certain information concerning the granting and exercise of incentive stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:

                                    TABLE 2

                          Option/SAR Grants for Last
                          --------------------------
                         Fiscal Year-Individual Grants
                         -----------------------------

             Number of      % of Total
             Securities    Options/SARs
             Underlying     Granted to
            Options/SARs   Employees in     Exercise Price
Name         Granted (#)    Fiscal Year        ($/sh)         Expiration Date
------------------------------------------------------------------------------

Ronald K.        -0-            -0-             -0-                 -0-
Lohrding
                 -0-            -0-             -0-                 -0-
H. Travis Lee

------------------------------------------------------------------------------


                                    TABLE 3

              Aggregated Option/SAR Exercises in Last Fiscal Year
              ---------------------------------------------------
                         and FY-End Option/SAR Values
                         ----------------------------

                                                                                        Value of
                                                                Number of              Unexercised
                                                               Unexercised            In-the-Money
                                                              Options/SARs            Options/SARs
                                                              at FY-End (#)          at FY-End ($)/(2)/

               Shares Acquired     Value Realized/(1)/        Unexercisable/         Unexercisable/
Name            on Exercise (#)          ($)                   Exercisable            Exercisable
--------------------------------------------------------------------------------------------------------
Ronald K.             -0-                 -0-                   0/325,000
Lohrding                                                                              $618,750

                      -0-                 -0-                    0/74,174                $0/
H. Travis Lee                                                                         $101,989
--------------------------------------------------------------------------------------------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the Common Stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Cell Robotics International, Inc.


We have audited the accompanying consolidated balance sheets of Cell Robotics International, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cell Robotics International, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Albuquerque, New Mexico
March 28, 2000

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                          Consolidated Balance Sheets
                          December 31, 1999 and 1998


                                                                         1999           1998
                                                                     ------------   ------------
Assets
------
Current assets:
     Cash and cash equivalents                                       $    358,379   $  1,375,575
     Accounts receivable, net of allowance for doubtful accounts
       of $23,841 in 1999 and $1,841 in 1998 (note 12)                    206,278        246,573
     Inventory (note 12)                                                  897,971        526,249
     Other                                                                 36,543        123,271
                                                                     ------------   ------------
       Total current assets                                             1,499,171      2,271,668
     Property and equipment, net (note 3)                                 485,556        272,894
     Other assets, net (note 4)                                            28,939         38,490
                                                                     ------------   ------------
          Total assets                                               $  2,013,666   $  2,583,052
                                                                     ============   ============

Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
     Accounts payable                                                $    684,403   $    327,686
     Payroll related liabilities                                          116,617        144,188
     Royalties payable                                                     67,519         33,510
     Other current liabilities                                             40,294         27,945
                                                                     ------------   ------------
          Total current liabilities                                       908,833        533,329
     Note payable (note 10)                                               250,000              0
                                                                     ------------   ------------
          Total liabilities                                             1,158,833        533,329
                                                                     ------------   ------------
Stockholders' equity (notes 5 and 9):
     Preferred stock, $.04 par value. Authorized 2,500,000 shares, zero and 465,533 shares issued and outstanding at December
       31, 1999 and 1998, respectively                                          0         18,622
     Common stock, $.004 par value. Authorized 12,500,000 shares,
       8,244,121 and 5,739,248 shares issued and outstanding at
       December 31, 1999 and 1998, respectively                            32,976         22,957
     Additional paid-in capital                                        19,154,908     17,916,565
     Accumulated deficit                                              (18,333,051)   (15,908,421)
                                                                     ------------   ------------
          Total stockholders' equity                                      854,833      2,049,723
                                                                     ------------   ------------
Commitments and contingencies (notes 6 and 8)

                                                                     $  2,013,666   $  2,583,052
                                                                     ============   ============

         See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                     Consolidated Statements of Operations
                For the years ended December 31, 1999 and 1998

                                                  1999          1998
                                              -----------   -----------
Product sales                                 $ 1,294,936   $ 1,249,703
Research and development grants                   122,381       179,298
                                              -----------   -----------

       Total revenues                           1,417,317     1,429,001
                                              -----------   -----------

Product cost of goods sold                     (1,064,130)     (848,240)
SBIR direct expenses                             (122,381)     (179,298)
                                              -----------   -----------

       Total cost of goods sold                (1,186,511)   (1,027,538)
                                              -----------   -----------

       Gross profit                               230,806       401,463
                                              -----------   -----------

Operating expenses:
   General and administrative                     988,288       810,809
   Marketing & Sales                              625,777       609,288
   Research and development                       551,486       849,166
                                              -----------   -----------

       Total operating expenses                 2,165,551     2,269,263
                                              -----------   -----------

       Loss from operations                    (1,934,745)   (1,867,800)
                                              -----------   -----------

Other income (deductions):
   Interest income                                 26,111        85,429
   Interest expense                                  (716)         (975)
   Other                                                0             0
                                              -----------   -----------

       Total other income                          25,395        84,454
                                              -----------   -----------

       Net loss                                (1,909,350)   (1,783,346)
                                              -----------   -----------

Preferred stock dividends                        (515,280)     (274,227)
                                              -----------   -----------

Net loss applicable to common shareholders    $(2,424,630)  $(2,057,573)
                                              ===========   ===========

Weighted average common shares
   outstanding, basic and diluted               7,734,762     5,278,347
                                              ===========   ===========

Net loss applicable to common shareholders
   per common share, basic and diluted        $     (0.31)  $     (0.39)
                                              ===========   ===========

         See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity
                For the years ended December 31, 1999 and 1998

                                                         Preferred Stock           Common Stock          Paid-in      Accumulated
                                                      ----------------------  ----------------------
                                                        Shares      Amount      Shares      Amount       Capital        Deficit
                                                      ----------  ----------  ----------  ----------   -----------    -----------

Balance at December 31, 1997                                   -   $      -   5,245,414      $20,982    $14,037,243   $(13,613,348)

Issuance of units at $8.25, less costs of offering       460,000     18,400           -            -      3,009,104              -
Exchange of outstanding common shares for units           78,788      3,152    (200,000)        (800)       235,148       (237,500)
Options issued for services                                    -          -           -            -         60,688              -
Conversion of series A preferred stock                   (73,255)    (2,930)    293,020        1,172          1,758              -
Stock dividend paid on series A preferred stock                -          -     200,614          803        273,424       (274,227)
Issuance of shares at $1.50                                    -          -     200,000          800        299,200              -
Net loss for 1998                                                                                                       (1,783,346)
                                                      ----------   --------   ---------      -------    -----------   ------------
Balance at December 31, 1998                             465,533   $ 18,622   5,739,048      $22,957    $17,916,565   $(15,908,421)

Conversion of series A preferred stock                  (465,533)   (18,622)  1,862,132        7,449         11,173              -
Stock dividend paid on series A preferred stock                -          -     183,211          732        514,548       (515,280)
Options and warrants issued for services                       -          -           -            -         76,909              -
Issuance of shares at $1.50                                    -          -     100,000          400        149,600              -
Exercise of stock options                                      -          -      27,030          108         37,058              -
Issuance of units at $8.25, less costs of offering             -          -     332,500        1,330        449,055              -
Net loss for 1999                                              -          -           -            -              -     (1,909,350)
                                                      ----------   --------   ---------      -------    -----------   ------------
Balance at December 31, 1999                                   -   $      -   8,244,121      $32,976    $19,154,908   $(18,333,051)
                                                      ==========   ========   =========      =======    ===========   ============

         See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                For the years ended December 31, 1999 and 1998

                                                                  1999           1998
                                                              ------------    ------------
Cash flows from operating activities:
  Net loss                                                    $(1,909,350)    $(1,783,346)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
       Depreciation and amortization                              116,914         115,242
       Amortization of options issued for services                  7,279          53,409
       Options and warrants issued for services                    76,909               -
       Decrease (increase) in accounts receivable                  40,295         (22,717)
       Decrease (increase) in inventory                          (371,722)         59,784
       Decrease (increase) in other current assets                 79,449         (79,903)
       Increase (decrease) in accounts payable
          and payroll related liabilities                         329,146         (57,633)
       Increase (decrease) in other current
          liabilities and royalties payable                        46,358        (220,636)
                                                              -----------     -----------
  Net cash used in operating activities                        (1,584,722)     (1,935,800)
                                                              -----------     -----------

Cash flows from investing activities - purchase of
  property and equipment                                         (320,025)       (164,701)
                                                              -----------     -----------

Cash flows from financing activities:
  Proceeds from sale of units, net of offering costs              450,385       3,052,504
  Proceeds from (repayment of) loans                              250,000        (500,000)
  Proceeds from issuance of common stock                          187,166         300,000
                                                              -----------     -----------
    Net cash provided by financing activities                     887,551       2,852,504
                                                              -----------     -----------

Net increase (decrease) in cash and cash equivalents:          (1,017,196)        752,003
Cash and cash equivalents:
  Beginning of year                                             1,375,575         623,572
                                                              -----------     -----------
  End of year                                                 $   358,379     $ 1,375,575
                                                              ===========     ===========

Supplemental information:
  Stock options and warrants issued in exchange for services  $    76,909     $    60,688
  Exchange of common stock for units                          $         -     $   237,500
  Stock dividends on Series A Preferred Stock                 $   515,280     $   274,227
  Interest paid                                               $       716     $       975
                                                              ===========     ===========

         See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.

                      CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

(1)  Business and Activities

     The Company has developed and is manufacturing and marketing a series of laser-based medical devices with applications in the blood sample and glucose collection and in vitro fertilization markets. The Company also develops, produces and markets a line of advanced scientific instruments that increase the usefulness and importance of the conventional laboratory microscope. The Company markets its scientific instruments in both domestic and international markets. In 1999, approximately 50 percent of the Company's product sales were domestic, with Asia, Germany, Brazil and South Africa being the Company's principal international markets.

     The Company's customers consist primarily of research institutes, universities, the diabetic patient and diabetic nurse educator as well as the physician community, medical clinics, and distributors.

(2)  Summary of Significant Accounting Policies

     (a)  Basis of Presentation

          The consolidated financial statements include the accounts of Cell Robotics International, Inc. and it's wholly owned subsidiary (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Financial Statement Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Cash and Cash Equivalents

          For purposes of the statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

     (d)  Inventory

          Inventory is recorded at the lower of cost, determined by the first-in, first-out method, or market. Inventory at December 31 consists of the following:

                                        1999      1998
                                      --------  --------
          Finished goods              $ 78,358  $  3,003
          Parts and components         741,841   394,215
          Sub-assemblies                77,772   129,031
                                      --------  --------
                                      $897,971  $526,249
                                      ========  ========

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

(e)  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the life of the lease.

(f)  Earnings Per Share

     Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share, which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the year, is the same as basic loss per share for 1999 and 1998, as all potentially dilutive securities were anti-dilutive.

     Options to purchase 1,618,123 and 1,631,820 shares of common stock were outstanding at December 31, 1999 and 1998, respectively. Additionally, warrants to purchase 1,878,826 and 1,762,576 shares of common stock were outstanding at December 31, 1999 and 1998 respectively. These were not included in the computation of diluted earnings per share as the exercise of these options and warrants would have been anti-dilutive because of the net losses incurred in 1999 and 1998.

(g)  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, royalties payable and accrued liabilities in the consolidated financial statements approximate fair value because of the short-term maturity of these instruments. The fair value of the note payable at December 31, 1999 cannot be determined without excessive costs due to its related party nature.

(h)  Income Taxes

     The Company follows the asset and liability method for accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

(i)  Revenue

     The Company recognizes revenue on sales of its products when the products are shipped from the plant and ownership is transferred to the customer. Appropriate allowances are made for returns.

(j)  Research and Development

     Research and development costs related to both present and future products are expensed as incurred. Research and development costs consist primarily of salaries, materials and supplies.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

     (k)  Warranties

          The Company warrants their products against defects in materials and workmanship for one year. The warranty reserve is reviewed periodically and adjusted based upon the Company's historical warranty costs and its estimate of future costs.

     (l)  Stock Option Plan

          The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock Based Compensation," permits entities to recognize as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


(3)  Property and Equipment

     Property and equipment consist of the following at December 31:

                                           1999        1998
                                       -----------  ----------

          Furniture and fixtures       $   10,687   $   9,279
          Computers                       350,059     344,059
          Equipment                       830,458     517,843
          Leasehold improvements           48,961      48,961
                                       ----------   ---------
                                        1,240,167     920,142
          Accumulated depreciation       (754,611)   (647,248)
                                       ----------   ---------
          Net property and equipment   $  485,556   $ 272,894
                                       ==========   =========

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements


(4)       Other Assets

          Other assets consist of the following at December 31:

                                                       1999       1998
                                                     ---------  ---------

          Patents                                       48,246     48,246
          Non-compete agreements                         8,116      8,116
                                                      --------   --------
                                                        56,362     56,362
          Accumulated amortization                     (27,423)   (17,872)
                                                      --------   --------
          Net other assets                            $ 28,939   $ 38,490
                                                      ========   ========

(5)  Stock Options, Warrants and Employee Stock Purchase Plan

     (a)  Stock Options

          The Company has adopted a Stock Incentive Plan (the Plan) pursuant to which the Company's Board of Directors may grant to eligible participants options in the form of Incentive Stock Options (ISO's) under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISO's (Non-Qualified Stock Options or NQSO's). An aggregate of 1,500,000 shares of the Company's common stock is authorized for issuance under the Plan. Generally, stock options granted under the Plan have five-year terms and become fully exercisable after three or four years from the date of grant.

          Following is a summary of activity in the Company's options for employees, directors, outside consultants, and technical advisors:

                                                                         Year ended December 31,
                                                                  1999                             1998
                                                       ------------------------         -----------------------
                                                        Weighted-                       Weighted-
                                                        average                         average
                                                        exercise                        exercise
                                                         price      Number               price         Number
                                                       ----------   ----------          ----------    ---------

     Outstanding at beginning of year                  $    1.81    1,631,820           $   2.03      1,000,905
     Issued                                            $    1.81       20,000           $   2.11        745,000
     Exercised                                         $    1.38      (27,030)                 -              -
     Forfeited                                         $    1.38       (6,667)          $   2.50        (75,000)
     Expired                                                   -            -           $  1 .78        (39,085)
     Repriced                                                  -            -           $   2.16       (500,850)
     Repriced                                                  -            -           $   1.38        500,850
     Outstanding at end of year                        $    1.82    1,618,123           $   1.81      1,631,820
     Exercisable at end of year                        $    1.73    1,119,565           $   1.72        994,595

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements



          The following summarizes certain information regarding outstanding stock options at December 31, 1999:


                                  Total                               Exercisable
     --------------------------------------------------------    ---------------------
                                                   Weighted-
                                   Weighted-        average      Weighted-
                                    average        remaining      average
        Exercise                   exercise       contractual     exercise
          price         Number       price        life (years)     price       Number
     -----------      ---------   ----------   --------------     ------    ----------

     $     0.843         35,000   $    0.843          3.7      $   0.843        35,000
           1.375        472,153        1.375          2.3          1.375       379,095
           1.750        419,970        1.750          2.1          1.750       419,970
           1.813         20,000        1.813          4.3          1.813             -
           1.875         25,000        1.875          2.0          1.875        25,000
           2.000         40,000        2.000          3.7          2.000        40,000
           2.063        450,000        2.063          3.0          2.063       150,000
           2.500         75,000        2.500          3.7          2.500             -
           2.810         60,000        2.810          .92          2.810        60,000
           3.563         21,000        3.563          1.8          3.563        10,500
                      ---------   ----------          ---      ---------    ----------
     Total            1,618,123   $     1.82          2.5      $   1.730      1,119,56
                      =========   ==========          ===      =========    ==========


During 1998, the Company granted 450,000 options outside of the Plan, for the purchase of the Company's common stock to an officer of the Company. Of the options, 150,000 options vested in 1998 upon closing of the offering described in Note 9, and the remaining 300,000 options vest on November 30, 2002, provided, however, (i) 150,000 options will vest and become exercisable thirty days after any quarter in which the Company reports pre-tax income of at least $50,000; and (ii) 150,000 options will vest and become exercisable upon the Company reporting its first fiscal year with net income of at least $500,000. The options are exercisable for a period of 36 months from each respective vesting date, but in no event later than December 31, 2002.


At December 31, 1999, there were 481,877 additional shares available for grant under the Plan. The weighted-average fair value of employee and director stock options granted in 1999 and granted and modified during 1998 was $1.08 and $.76, respectively, calculated on the date of grant or amendment using the Black Scholes option-pricing model with the following weighted-average assumptions:

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                 Notes to Consolidated Financial Statements



                                     1999      1998
                                   --------  --------

     Expected dividend yield          0.0%      0.0%
     Risk-free interest rate        5.250%    4.767%
     Expected life of option        4 years   4 years
     Expected volatility             75.2%     75.2%


     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its employee and director stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the date of grant for its employee and director stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                           1999         1998
                                                          ------       -------
     Reported net loss applicable to common
       shareholders                                   $(2,424,630)  $(2,057,573)
     Pro forma net loss applicable to common
       shareholders                                    (2,828,058)   (2,461,001)
     Pro forma net loss per share applicable to
       common shareholders - basic and diluted        $      (.37)  $      (.47)
                                                      ===========   ===========


(b)  Warrants

     The Company has a Placement Agent's Warrant outstanding that was granted to an underwriter. The Placement Agent's Warrant is exercisable through September 30, 2000 to acquire up to 11.5 private units at a price of $25,000 per unit. Each unit consists of 20,000 shares of the Company's common stock. The Placement Agent's Warrant also includes 115,000 Class A Common Stock Purchase Warrants exercisable through December 31, 2000 to purchase 115,000 shares of common stock for a price of $1.75 per share (see note 12 - "Subsequent Events").

     The Company also has a Representative's Warrant outstanding that was granted to the same underwriter. The Representative's Warrant is exercisable through February 2, 2002 to purchase 160,000 shares of common stock at a price of $2.35 per share. The Representative's Warrant also includes 80,000 Common Stock Purchase Warrants exercisable through February 2, 2003 to purchase 80,000 shares of common stock for a price of $2.40 per share.

     The Company also has a common stock purchase warrant outstanding that was granted to a previous distributor of the Company. The warrant is exercisable through June 12, 2000 to purchase 100,000 shares of common stock for a price of $2.25 per share. (See note 12 - " Subsequent Events")

     In conjunction with the offering completed in February 1998, and the exchange of common shares for Units in February 1998, the Company has an additional 1,077,576 warrants outstanding exercisable through February 2, 2003 to purchase 1,077,576 shares of common stock for a price of $2.40 per share.


     In connection with the private placement completed in July 1999, (see note 9 -"Equity Transactions"), the Company has an additional 101,250 warrants outstanding exercisable through February 2, 2003 to purchase 101,250 shares of common of stock for a price of $2.40 per share.

     In consideration for services received, the Company issued 15,000 warrants to a provider of corporate legal services. The warrants are exercisable through February 2, 2003 to purchase 15,000 shares of common stock for a price of $2.40 per share. (See note 9 -"Equity Transactions").

(c)  Employee Stock Purchase Plan

     The board of directors and stockholders have approved an Employee Stock Purchase Plan (ESPP). As of December 31, 1999 and 1998, no shares of common stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the ESPP.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements


(6)  Royalty Agreements

     The Company is party to several royalty agreements under which it must make payments to the original holders of patents on components used in its products. Such royalties, equal to 1 to 2 percent of the net sales of the products containing patented components, are generally due upon sale of the products.

     Additionally, one royalty agreement requires a royalty payment equal to 7 percent of revenue generated from sales of the Company's products and pertains to the Company's worldwide, non-exclusive license agreement that continues until March 31, 2016. Beginning with the year 1999, the minimum royalty payable each year is $35,000 payable as follows: $17,500 sixty days after the end of each semiannual period ending June 30 and December 31.

(7)  Income Taxes

     No provision for federal or state income tax expense has been recorded due to the Company's losses. The Company has net operating loss carryforwards and temporary differences that give rise to the following deferred tax assets and liabilities:




                                                         December 31,
                                                    1999              1998
                                                   ------            ------
         Deferred tax assets:
            Net operating loss carryforwards    $ 5,375,500    $    4,825,000
            Inventory capitalization                150,000            97,000
            Vacation and sick leave payable          30,000            30,000
            Allowance for doubtful accounts           7,500                 -
            Depreciation                                  0            18,000
            Accrued expenses                         48,000            48,000
                                                -----------   ---------------
                                                  5,610,000         5,018,000
         Less valuation allowance                (5,573,000)       (4,986,000)
                                                -----------   ---------------
               Net deferred tax asset           $    37,000            32,000
                                                ===========   ===============

         Deferred tax liabilities:
            Amortization                        $    31,000            32,000
            Depreciation                              6,000                 -
                                                -----------   ---------------
               Net deferred income taxes        $         -                 -
                                                ===========   ===============

     The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $15,800,000 expires beginning in 2006 through 2018. Ownership changes resulting from the Company's reorganization in 1999 will limit the use of this net operating loss under applicable Internal Revenue Service regulations.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements


(8)  Commitments and Contingencies

     The Company is obligated under a non-cancelable operating lease for building facilities, which is subject to 3 percent annual increases and expires on November 30, 2002. Rent expense for 1999 and 1998 was $112,939 and $105,987, respectively. Minimum annual lease commitments for all building facilities at December 31, 1999 are: $102,162 for 2000; $105,195 for 2001 and $98,977 for 2002.

     Paradigm Group, LLC ("Paradigm"), an investment and financial consulting company, has alleged that the Company agreed to issue 185,000 shares of the Company's common stock to Paradigm for $2.40 per share as part of a proposed private placement offering. The allegation is based upon an alleged oral agreement between the Company and Paradigm. The Company denies that any binding agreement was reached, that any and all discussions between the two parties were preliminary discussions about a proposed private placement offering, which was at all times subject to the authorization and approval by the Company's Board of Directors, which did not occur and a material condition precedent to the consummation of any agreement between the parties. Currently, no action has been filed for this claim to the Company's knowledge.

     Big Sky Laser Technologies, Inc., ("BSLT"), an OEM manufacturer and developer of laser-based medical devices, has alleged that the Company is in breach of contract under an exclusive OEM supplier agreement dated May 20, 1998 entered into by the parties (the "Agreement"). Under the terms of the Agreement, BSLT was granted exclusive manufacturing rights to the Professional Lasette product while the Company maintained the exclusive distribution rights to the same, subject to certain minimum order requirements. BSLT has given the Company notice of termination and notice of breach of the Agreement, alleging in pertinent part that the Company (1) failed to take delivery of 1,012 units of the Professional Lasette product;
     (2) failed to provide laser rods and other components necessary in the manufacture of 1,000 units ordered by the Company; and (3) failed to make the required payment for certain products already delivered to the Company. The Company disagrees with these allegations. BSLT and the Company are currently in discussions seeking to restructure their relationship and/or reach an amicable resolution involving the Agreement.

(9)  Equity Transactions

     In February 1998, the Company sold 460,000 Units (including the Underwriter's "Over-Allotment Option, which consisted of 60,000 Units), each Unit consisting of one share of Series A Convertible Preferred Stock (the "Preferred Stock"), convertible into four common shares, and two common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share (the "Warrants"), in a registered offering to the public. Each Unit was sold at a price to the public of $8.25 resulting in gross proceeds of $3,795,000. The Unit Price of $8.25 per Unit was based on the public trading price of the four shares of common stock issuable upon conversion of the Preferred Stock, which, on the effective date of the Registration Statement, was $1.938 per share, or $7.75, with each Warrant being valued at $0.25 per Warrant, resulting in the Unit price of $8.25. The value of each Warrant was determined by the underwriter and was based on the difference between the public trading price of four shares of common stock on the Friday preceding the effective date of the Registration Statement, which was $7.75, resulting in a Warrant value of $0.25 each. After consideration of the Underwriter's commission and discount and other offering costs, net proceeds to the Company were approximately $3.0 million. The Company utilized $500,000 to repay a short-term loan concurrent with the offering.

     The Preferred Stock was convertible at any time at the option of the holder. The Preferred Stock was convertible automatically upon the earlier of February 2001 or the date upon which the sum of the closing bid prices of the Preferred Stock and the Warrants included in the Units had been at least $12.375 for ten consecutive trading dates. The Preferred Stock had a liquidation preference of $8.25 per share and was entitled to a semiannual dividend of four-tenths of one share of common stock for each share of Preferred Stock. In January 1999, the Preferred Stock automatically converted to common stock based on the provisions detailed above.

     Each Warrant entitles the holder thereof to purchase at any time prior to February 2003, one share of common stock at a price of $2.40 per share. The Warrants may be redeemed by the Company for a redemption price of $0.25 per Warrant under certain conditions.

     In February 1998, the Company allowed a principal shareholder who acquired 200,000 shares of common stock in August 1997 for $650,000 to exchange such shares for 78,788 Units. In connection herewith, a charge to accumulated deficit of $237,500 was recognized.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements


     In September 1998, the Company sold 200,000 shares of common stock for $300,000 to Chronimed, Inc. This investment by Chronimed was made as part of the exclusive distribution agreement entered into by the companies in August 1998. In March 1999, the Company shipped prototypes of the Personal Lasette to Chronimed. As part of, what was then, an exclusive distribution agreement, Chronimed was obligated to make an additional $150,000 investment in the Company upon acceptance of the prototypes. Chronimed made that investment in April 1999. In December 1999, the Company and Chronimed mutually agreed to convert their exclusive distribution agreement to a non-exclusive distribution agreement with no further equity or other commitments on behalf of either party.

     In July 1999, the Company sold 9.5 units to four investors in a private placement of its securities. Each unit consisted of 35,000 shares of common stock and 7,500 common stock purchase warrants. Each warrant is exercisable through February 2, 2003to purchase one share of common stock for a price of $2.40 per share. In connection with this private placement, the Company granted 15,000 warrants to two placement agents. In connection with other investment banking services the Company granted an additional 15,000 warrants to one of the placement agents for those services unrelated to this private placement. These 30,000 warrants are exercisable through February 2, 2003 to purchase one share of common stock for a price of $2.40 per share.

(10) Note Payable

     In December 1999 the Company obtained a note payable for $250,000, from a member of its Board of Directors. The note does not bear interest if the note is paid in full at the end of six months. However, at the end of six months, any unpaid balance will begin to accrue interest at 6% .The balance as of January 15, 2001 is payable in 6 monthly installments beginning on that date.

(11) Capital Resources

     Since inception, the Company has incurred operating losses and other equity, which have resulted in an accumulated deficit of $18,333,051 and operations that used net cash of $1,584,722 in 1999.

     The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Accordingly, the Company is manufacturing and marketing a series of laser-based medical devices, which leverage the Company's existing base of patented technology. The Company believes the markets for these new products are broader than that of the scientific instrumentation market and, as such, offer a greater opportunity to significantly increased sales. In addition, the Company is pursuing development and marketing partners for several of its new medical products. These partnerships will enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.

     Although the Company has begun manufacturing and marketing its laser-based medical devices and continues to market its scientific instrument line, it does not anticipate achieving profitable operations any sooner than the fourth quarter of fiscal 2000. As a result, the Company's working capital surplus is expected to erode over the next twelve months. Nevertheless, the Company expects that its present working capital surplus, increased sales, and the proceeds from private convertible debt and equity placements (see note 12 - "Subsequent Events") will be sufficient to cover its expected operational deficits through 2000.

(12) Subsequent Events

     In January 2000, the Company terminated its public and investor relations agreement with RCG Capital Markets Group, Inc. effective January 1, 2000. In lieu of payment for three additional months of service retainer fees, options for an additional 25,000 shares at an exercise price equal to the closing price of the Company's common stock on February 15, 2000 were granted. Due to early termination of this agreement, 50,000 unvested options were cancelled.

     Additionally, in January 2000, the Company issued a total of 40,000 common stock purchase warrants to an investment research firm and its new public relations firm. The Company is also committed under the terms of the agreement with the new public relations firm to issue an additional 30,000 warrants if representation continues beyond six months. The warrants are exercisable through February 2, 2003 to purchase one share of common stock for a price of $2.40 per share. Of the additional 30,000 warrants, 15,000 vest after three months of services and the remaining 15,000 vest after six months of services. The fair value of these performance-based options will be measured upon vesting and be charged to operations at such time.

     In February 2000 and subsequently amended in March 2000, the Company executed a secured convertible promissory note from a private investor. The principal amount of $1,200,000 will be paid in full with 500,000 shares of the Company's common stock at the time such shares are registered with the SEC. The private investor paid $250,000 on March 3, 2000; $250,000 on March 9, 2000; $200,000 on March 28, 2000; and the remaining $500,000 will be paid on or before April 21, 2000. If the $500,000 payment is not made by April 21, 2000 by the private investor, a financial institution will make the payment to the Company subject to an irrevocable payment guarantee on April 28, 2000. The note will bear interest from July 25, 2000 at the Bank of America prime rate as of March 3, 2000 plus 500 basis points with no interest accruing until July 25, 2000. The principal amount and any accrued unpaid interest is due and payable on any date after February 25, 2001 but before February 25, 2002. This note is secured by accounts receivable and inventory of the Company. In connection with the beneficial conversion feature of this note, the Company will record a charge of $1,200,000 upon registration of the common stock with the SEC and conversion of the note into common stock.

     Additionally, in February 2000, an underwriter in a previous offering exercised a portion of its Placement Agent's Warrants to purchase a total of 10.9825 private units at a price of $25,000 per unit. Each unit consists of 20,000 shares of common stock and 10,000 Class A Common Stock Purchase Warrants. Proceeds to the Company were approximately $467,000.

     In March 2000, a previous distributor of the Company exercised its common stock purchase warrant to purchase 100,000 shares of common stock at a price of $2.25 per share.


(13) Operating segments

     The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces medical devices for sale to fertility clinics, diabetic patients and diabetic nurse educators as well as the physician community, medical clinics, and to distributors.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administrative costs. The Company does not have intersegment sales or transfers.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.


                                                    December 31, 1999
                                                    -----------------

                                      Scientific      Laser-Based
                                      Research          Medical
                                     Instruments        Devices         Corporate          Total
                                 ---------------    --------------    -------------     ------------
Revenues from customers               736,616            558,320                -           1,294,936
Research and development
    grants                            122,381                  -                -             122,381
Profit (loss) from operations          (3,416)          (953,230)        (978,099)         (1,934,745)
Segment assets                        397,050          1,095,976          520,640           2,013,666


                                                     December 31, 1998
                                                     -----------------

                                   Scientific        Laser-Based
                                   Research            Medical
                                  Instruments          Devices           Corporate       Total
                               ---------------      -------------    ----------------  ----------
Revenues from customers             895,993             353,710                -         1,249,703
Research and development
     grants                         179,298                   -                -           179,298
Profit (loss) from operations       226,921          (1,311,430)        (783,291)       (1,867,800)
Segment assets                      465,564             307,258        1,810,230         2,583,052


Segment assets for scientific research instruments and laser-based medical devices represent accounts receivable, inventory and specifically identifiable manufacturing equipment. The remaining assets are not allocated among the segments, as there is no practical method to allocate those assets between the segments.


     The Company has no foreign operations. However, total export sales for the year ended December 31, 1999 were primarily to Asia, Germany, Brazil and South Africa and totaled $643,957. For the year ended December 31, 1998 export sales totaled $490,892 and were primarily to Germany, Asia and Australia. Export sales are attributed to the country where the product is shipped. Sales revenue to individual customers, each of which accounted for 10 percent or more of total sales, are as follows for the years ended December 31:


                                               1999        1998
                                              -------     -------
               Customer A, a related party    324,217     234,800
               Customer B, a related party    167,160           -
               Customer C                           -     195,518

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY

                          Consolidated Balance Sheets


                                                                      As of         As of
                                                                     3-31-00       12-31-99
                                                                   ------------   ------------
                                                                   (UNAUDITED)
Assets
------
Current assets:
   Cash and cash equivalents                                       $  1,187,240   $    358,379
   Accounts receivable, net of allowance for
      doubtful accounts of $23,841 in 2000 and
      1999                                                              240,487        206,278
   Inventory                                                            913,215        897,971
   Other                                                                 36,847         36,543
                                                                   ------------   ------------
       Total current assets                                           2,377,789      1,499,171
   Property and equipment, net                                          464,026        485,556
Other assets, net                                                        27,731         28,939
                                                                   ------------   ------------
           Total assets                                            $  2,869,546   $  2,013,666
                                                                   ============   ============


Liabilities and Stockholders' Equity
------------------------------------
Current liabilities:
  Current portion of notes payable                                 $    825,000   $          0
  Accounts payable                                                      457,841        684,403
  Payroll related liabilities                                           164,774        116,617
  Royalties payable                                                      60,002         67,519
  Other current liabilities                                              35,980         40,294
                                                                   ------------   ------------
           Total current liabilities                                  1,543,597        908,833
                                                                   ------------   ------------
  Notes payable                                                         125,000        250,000
                                                                   ------------   ------------
           Total liabilities                                          1,668,597      1,158,833
                                                                   ============   ============

Stockholders' equity:
    Common stock, $.004 par value.  Authorized
       12,500,000 shares, 8,818,763 and 8,244,121 shares
       issued and outstanding at March 31, 2000
       and December 31, 1999, respectively                               35,275         32,976

    Additional paid-in capital                                       20,218,018     19,154,908
    Accumulated deficit                                             (19,052,344)   (18,333,051)
                                                                   ------------   ------------
           Total stockholders' equity                                 1,200,949        854,833
                                                                   ------------   ------------
                                                                     $2,869,546   $  2,013,666
                                                                   ============   ============

     See accompanying notes to unaudited consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Operations

                                                                 UNAUDITED
                                                             Three Months Ended
                                                      March 31, 2000   March 31, 1999
                                                      ---------------  ---------------
Product sales                                             $  214,594       $  497,009
Research and development grants                                5,960           19,147
                                                          ----------       ----------
        Total revenues                                       220,554          516,156
                                                          ----------       ----------

Product cost of goods sold                                  (170,994)        (337,900)
SBIR direct expenses                                          (5,960)         (19,147)
                                                          ----------       ----------
        Total cost of goods sold                            (176,954)        (357,047)
                                                          ----------       ----------

Gross profit                                                  43,600          159,109
                                                          ----------       ----------

Operating expenses:
   General and administrative                                503,080          334,290
   Marketing & Sales                                         134,278          136,402
   Research and development                                  125,267          121,032
                                                          ----------       ----------
        Total operating expenses                             762,625          591,724
                                                          ----------       ----------

Loss from operations                                        (719,025)        (432,615)
                                                          ----------       ----------

Other income (deductions):
  Interest income                                              3,287           10,395
  Interest expense                                            (3,555)             (49)
                                                          ----------       ----------
        Total other income (deductions)                         (268)          10,346
                                                          ----------       ----------

        Net loss                                            (719,293)        (422,269)
                                                          ----------       ----------
Preferred stock dividends                                          -         (514,548)
                                                          ----------       ----------
        Net loss applicable to common shareholders        $ (719,293)      $ (936,817)
                                                          ==========       ==========

Weighted average common shares
  outstanding, basic and diluted                           8,513,547        6,681,998
                                                          ==========       ==========

Net loss applicable to common shareholders
  per common share, basic and diluted                     $    (0.08)      $    (0.14)
                                                          ==========       ==========

     See accompanying notes to unaudited consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                                                                                     UNAUDITED
                                                                                Three Months Ended
                                                                         March 31, 2000       March 31, 1999
                                                                         --------------       --------------
Cash flows from operating activities:
-------------------------------------
  Net loss                                                                 $ (719,293)           $(422,269)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
  Depreciation and amortization                                                27,587                28,163
  Amortization of options issued for services                                       0                 7,279
  Common stock issued for services                                            156,039                     0
  Options and warrants issued for services                                     84,509                70,815
  Increase in accounts receivable                                             (34,209)             (111,036)
  Increase in inventory                                                       (15,244)              (47,789)
  Increase in other current assets                                               (304)              (31,575)
  Increase (decrease) in current liabilities                                 (190,236)               11,504
                                                                           ----------            ----------
  Net cash used in operating activities                                     ( 691,151)             (494,908)
                                                                           ----------            ----------

Cash flows from investing activities:
-------------------------------------
  Purchase of fixed assets                                                     (4,849)             (148,034)
                                                                           ----------            ----------
  Net cash used by investing activities                                        (4,849)             (148,034)
                                                                           ----------            ----------

Cash flows from financing activities:
-------------------------------------
  Proceeds from exercise of options                                           133,105                     0
  Proceeds from exercise of warrants                                          691,756                     0
  Proceeds from notes payable                                                 700,000                     0
                                                                           ----------            ----------
  Net cash provided by financing activities                                 1,524,861                     0
                                                                           ----------            ----------

Net increase (decrease) in cash and cash equivalents:                         828,861              (642,942)
-----------------------------------------------------
  Cash and cash equivalents:
  Beginning of period                                                         358,379             1,375,575
                                                                           ----------            ----------
  End of period                                                            $1,187,240            $  732,633
                                                                           ==========            ==========

Supplemental information:
-------------------------

  Stock dividend on preferred stock                                        $        0            $  514,548
                                                                           ==========            ==========

      See accompanying notes to unaudited consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
             Notes to Unaudited Consolidated Financial Statements
                                March 31, 2000

1.   Presentation of Unaudited Consolidated Financial Statements
     -----------------------------------------------------------

     These unaudited consolidated financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes otherwise necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. However, the information furnished, in the opinion of management, reflects all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

2.   Issuance of Equity Securities and Convertible Note
     --------------------------------------------------

     In February 1998, the Company sold 460,000 Units (including the Underwriter's "Over-Allotment Option", which consisted of 60,000 Units), each Unit consisting of one share of Series A Convertible Preferred Stock (the "Preferred Stock"), convertible into four common shares, and two common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share (the "Warrants"), in a registered offering to the public. Each Unit was sold at a price to the public of $8.25 resulting in gross proceeds of $3,795,000. The Unit Price of $8.25 per Unit was based on the public trading price of the four shares of Common Stock issuable upon conversion of the Preferred Stock, which, on the effective date of the Registration Statement, was $1.938 per share, or $7.75, with each Warrant being valued at $0.25 per Warrant, resulting in the Unit price of $8.25. The value of each Warrant was determined by the underwriter and was based on the difference between the public trading price of four shares of Common Stock on the Friday preceding the effective date of the Registration Statement, which was $7.75, resulting in a Warrant value of $0.25 each. After consideration of the Underwriter's commission and discount and other offering costs, net proceeds to the Company were approximately $3.0 million.

     Each Warrant entitles the holder thereof to purchase at any time prior to February 2003, one share of Common Stock at a price of $2.40 per share. The Warrants may be redeemed by the Company for a redemption price of $0.25 per Warrant under certain conditions.

     In September 1998, the Company sold 200,000 shares of Common Stock for $300,000 to Chronimed, Inc. This investment was made as part of the exclusive distribution agreement entered into by the companies in August 1998. In March 1999, the Company shipped prototypes of the Personal Lasette(R) to Chronimed. As part of, what was then, an exclusive distribution agreement, Chronimed was obligated to make an additional $150,000 investment in the Company upon acceptance of the prototypes. Chronimed made that investment in April 1999. In December 1999, the Company and Chronimed mutually agreed to convert their exclusive distribution agreement to a non-exclusive distribution agreement with no further equity or other commitments on behalf of either party.

     In January 1999, the Company's Preferred Stock automatically converted into shares of Common Stock, when the sum of closing bid prices of the Preferred Stock and two Warrants was at least $12.375 for ten consecutive days. Due to the automatic conversion, a final dividend in the form of 183,211 shares of the Company's Common Stock was accrued and subsequently paid with the issuance of shares of Common Stock for all preferred shareholders of record on February 2, 1999.

     In July 1999, the Company sold 9.5 units to four investors in a private placement of its securities. Each unit consisted of 35,000 shares of Common Stock and 7,500 common stock purchase warrants. Each warrant is exercisable through February 2, 2003 to purchase one share of Common Stock for a price of $2.40 per share. In connection with this private placement, the Company granted 15,000 warrants to two placement agents. In connection with other investment banking services the Company granted an additional 15,000 warrants to one of the placement agents for those services unrelated to this private placement. These 30,000 warrants are exercisable through February 2, 2003 to purchase one share of Common Stock for a price of $2.40 per share.

     In January 2000, the Company terminated its public and investor relations agreement with RCG Capital Markets Group, Inc. effective January 1, 2000. In lieu of payment for three additional months of service retainer fees, options for an additional 25,000 shares at an exercise price equal to the closing price of the Company's Common Stock on February 15, 2000 were granted. Due to early termination of this agreement, 50,000 unvested options were cancelled.

     Additionally, in January 2000, the Company issued a total of 40,000 common stock purchase warrants to an investment research firm and its new public relations firm. The Company is also committed under the terms of the agreement with the new public relations firm to issue an additional 30,000 warrants if representation continues beyond six months. The warrants are exercisable through February 2, 2003 to purchase one share of Common Stock for a price of $2.40 per share. Of the additional 30,000 warrants, 15,000 vested after three months of services and the remaining 15,000 vest after six months of services. The fair value of these performance-based options has been and will be measured upon vesting and charged to operations at such time.

     In February 2000 and subsequently amended in March 2000, the Company executed a secured convertible promissory note from a private investor. The principal amount of $1,200,000 will be paid in full with 500,000 shares of the Company's Common Stock at the time such shares are registered with the SEC. The private investor paid $250,000 on March 3, 2000; $250,000 on March 9, 2000; $200,000 on March 28, 2000; and the remaining $500,000 on April 26, 2000. The note will bear interest from July 25, 2000 at the Bank of America prime rate as of March 3, 2000 plus 500 basis points with no interest accruing until July 25, 2000. The principal amount and any accrued unpaid interest will be due and payable on February 25, 2001 but the creditor can elect to defer payment until any date thereafter through February 25, 2002. This note is secured by accounts receivable and inventory of the Company. In connection with the beneficial conversion of this note, the Company will record a charge of $1,200,000 upon registration of the common stock with the SEC and conversion of the note into Common Stock.

     Additionally, in February 2000, an underwriter in a previous offering exercised a portion of its Placement Agent's Warrants to purchase a total of
10.9825 private units at a price of $25,000 per unit. Each unit consists of 20,000 shares of Common Stock and 10,000 Class A common stock purchase warrants. Proceeds to the Company were approximately $467,000.

     In March 2000, a previous distributor of the Company exercised its common stock purchase warrant to purchase 100,000 shares of Common Stock at a price of $2.25 per share. The Company is currently in discussions to rescind the exercise of the warrant which may result in the cancellation of the 100,000 Common Shares and the refund of the aggregate exercise price. If the transaction is rescinded, the original warrant will be reinstated with the right to exercise the warrant during the remaining exercise period or any extensions granted.

     On May 1, 2000 the Company reached an agreement for a $2,000,000 private placement selling

500,000 shares of its Common Stock to Paulson Investment Company of Portland, Oregon. The Company reached agreement on a term sheet, to sell the shares of restricted Common Stock at $4 per share, which is a less than 20% discount to the market price. This transaction is contingent upon shareholders authorizing additional shares at the May 19, 2000 annual shareholders meeting. A 5% placement fee will be paid to a current member of the Company's Board of Directors after the close of the transaction.

3.   Notes Payable
     -------------

     In December 1999 the Company obtained a note payable for $250,000, from a member of its Board of Directors. The note does not bear interest if the note is paid in full at the end of six months. However, at the end of six months, any unpaid balance will begin to accrue interest at 6%. The balance as of January 15, 2001 is payable in 6 monthly installments beginning on that date.

See also Note 2 for discussion of issuance of convertible promissory note.

4.   Earnings Per Share
     ------------------

     Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the quarter. Diluted loss per share, which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the quarter, is the same as basic loss per share for the quarters ended March 31, 2000 and 1999, as all potentially dilutive securities were anti-dilutive.

     Options to purchase 1,469,623 and 1,631,820 shares of common stock were outstanding at March 31, 2000 and 1999, respectively. Warrants to purchase 1,589,351 and 1,662,576 shares of common stock were outstanding at March 31, 2000 and 1999. These were not included in the computation of diluted loss per share as the assumed exercise of the options would have been anti-dilutive because of the net losses incurred in the quarters ended March 31, 2000 and 1999.

5.   Operating segments
     ------------------

     The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces medical devices for sale to diabetic patients and diabetic nurse educators as well as the physician community, medical clinics, and to distributors.

     The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administrative costs. The Company does not have intersegment sales or transfers.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.

Operating Segments

                                                     March 31, 2000
                                                     --------------

                                     Scientific      Laser-Based
                                      Research         Medical

                                     Instruments       Devices      Corporate     Total
                                    -------------    -----------   -----------   ---------
Revenues from customers               $ 71,478          143,116             -      214,594
     Research and development
       grants                            5,960                -             -        5,960
Loss from operations                   (30,214)        (192,458)     (496,353)    (719,025)
Segment assets                         397,267        1,184,925     1,287,354    2,869,546

                                                       March 31, 1999
                                                       --------------

                                     Scientific      Laser-Based
                                      Research         Medical
                                     Instruments       Devices      Corporate     Total
                                    -------------    -----------   -----------   ---------
Revenues from customers               $208,624          288,385             -      497,009
     Research and development
       grants                           19,147                -             -       19,147
Profit (loss) from operations           61,377         (163,306)     (330,686)    (432,615)
Segment assets                         541,038          658,788     1,043,276    2,243,102

6.   Capital Resources
     -----------------

     Since inception, the Company has incurred operating losses and other equity charges, which have resulted in an accumulated deficit of $19,052,344 and operations that used net cash of $691,151 in the quarter ended March 31, 2000.

     The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Accordingly, the Company is manufacturing and marketing a series of laser-based medical devices, which leverage the Company's existing base of patented technology. The Company believes the markets for these new products are broader than that of the scientific instrumentation market and, as such, offer a greater opportunity to significantly increased sales. In addition, the Company is pursuing development and marketing partners for several of its new medical products. These partnerships will enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.

     Although the Company has begun manufacturing and marketing its laser-based medical devices and continues to market its scientific instrument line, it does not anticipate achieving profitable operations any earlier than the third quarter of fiscal 2000. As a result, the Company's working capital surplus is expected to erode over the next twelve months. Nevertheless, the Company expects that its present working capital surplus, increased sales, and the proceeds from private convertible debt and equity placements will be sufficient to cover its expected operational deficits through 2000.

7.   Legal Matters
     -------------

     Paradigm Group, LLC ("Paradigm"), an investment and financial consulting company, has alleged that the Company agreed to issue 185,000 shares of the Company's Common Stock to Paradigm for $2.40 per share as part of a proposed private placement offering. The allegation is based upon an alleged oral agreement between the Company and Paradigm. The Company denies that any binding agreement was reached, that any and all discussions between the two parties were preliminary discussions about a proposed private placement offering, which was at all times subject to the authorization and approval by the Company's Board of Directors, which did not occur and a material condition precedent to the consummation of any agreement between the parties. Currently, no action has been filed for this claim to the Company's knowledge.

Big Sky Laser Technologies, Inc., ("BSLT"), an OEM manufacturer and developer of laser-based medical devices, has alleged that the Company is in breach of contract under an exclusive OEM supplier agreement dated May 20, 1998 entered into by the parties (the "Agreement"). Under the terms of the Agreement, BSLT was granted exclusive manufacturing rights to the Professional Lasette(R) product while the Company maintained the exclusive distribution rights to the same, subject to certain minimum order requirements. BSLT has given the Company notice of termination and notice of breach of the Agreement, alleging in pertinent part that the Company (i) failed to take delivery of 1,012 units of the Professional Lasette(R) product; (2) failed to provide laser rods and other components necessary in the manufacture of 1,000 units ordered by the Company; and (3) failed to make the required payment for certain products already delivered to the Company. The Company disagrees with these allegations. BSLT and the Company are currently in discussions seeking to restructure their relationship and/or reach an amicable resolution involving the Agreement.


       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURE

Not Applicable.

--------------------------------------------------------------------------------

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the Company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................
Risk Factors..............................................................
Use of Proceeds...........................................................
Determination of Offering Price...........................................
Dilution..................................................................
Selling Securityholders...................................................
Plan of Distribution......................................................
Legal Proceedings.........................................................
Directors, Executive Officers and Control Persons.........................
Security Ownership of Certain Beneficial Owners and Management............
Description of Securities to be Registered................................
Interest of Named Experts and Counsel.....................................
Indemnification...........................................................
Description of Business...................................................
Management Discussion and Analysis........................................
Description of Property...................................................
Certain Relationship and Related Transactions.............................
Market for Common Equity and Related Stockholder Matters..................
Executive Compensation....................................................
Financial Statements......................................................

--------------------------------------------------------------------------------

                       CELL ROBOTICS INTERNATIONAL, INC.

                       1,400,000 Shares of Common Stock






--------------------------------------------------------------------------------
                                  PROSPECTUS
--------------------------------------------------------------------------------







                                July  __, 2000

--------------------------------------------------------------------------------

                                 PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:  Indemnification Of Directors And Officers

          The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          a. Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide for the indemnification of a corporation's officers and directors under certain circumstances.

                                    *     *     *

          b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

          c. Article XII of Registrant's Articles of Incorporation provides, in part:

               "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

          d. The Company currently pays for and maintains an insurance policy for $1,000,000 that covers directors and officers' liability.

Item 25.  Other Expenses of Issuance and Distribution.

          The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:



               SEC Filing Fee                       $ 1,474.00
               Printing Expenses*                     2,000.00
               Accounting Fees and Expenses*          8,000.00
               Legal Fees and Expenses*              20,000.00
               Blue Sky Fees and Expenses*            5,000.00
               Registrar and Transfer Agent Fee*      1,000.00
               Miscellaneous*                         1,000.00
               -----------------------------------------------

                        Total*                      $38,474.00

____________________________________


*  Estimated

Item 26:  Recent Sales of Unregistered Securities

          On September 11, 1998, we sold to one investor 200,000 shares of our common stock at a price of $1.50 per share, for gross proceeds of $300,000. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act.

          In June 1999, we sold an additional 100,000 shares of common stock at a price of $1.50 per share, for gross proceeds of $150,000. The investor was an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act.

          In July 1999, we sold to four investors a total of 9.5 units, each unit consisting of 35,000 shares of our common stock and 7,500 warrants. Each unit was sold at a price of $50,000, resulting in gross proceeds of $475,000. The investors were persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

          In July 1999, in connection with our sale to four investors of 9.5 units, we issued 62,500 warrants to four persons for services rendered in connection with the offering. The services were valued at $.40625 per warrant. The persons receiving the warrants were all qualified investors in terms of their investment sophistication or "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

          In August 1999, we issued to one person 15,000 warrants in consideration of services rendered. We valued the services at $.40625 per warrant. The warrants were issued to one person who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

          In January 2000, we terminated our public and investor relations agreement with RCG Capital Markets Group, Inc. effective January 1, 2000. In lieu of payment for three additional months of service retainer fees, options for an additional 25,000 shares at an exercise price equal to the closing price of our Common Stock on February 15, 2000 were granted. The options were issued directly to the Investor Relations Company which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

     In January 2000, we issued a total of 40,000 common stock purchase warrants to an investment research firm and our new public relations firm. The warrants are exercisable through February 2, 2003 to purchase one share of Common Stock for a price of $2.40 per share. The warrants were issued to entities which qualifies as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

          In February 2000 and subsequently amended in March 2000, we executed a secured convertible promissory note from a private investor. The principal amount of $1,200,000 will be paid in full with 500,000 shares of the Company's Common Stock at the time such shares are registered with the SEC. The note was issued to one person who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

          In May 2000 we entered into an agreement for a $2,000,000 private placement selling 500,000 shares of our Common Stock to Paulson Investment Company. The shares were issued to Paulson which qualified as an "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D. A 5% placement fee was paid to Bridgeworks Capital, Inc.

          In February, May and June, we issued 150,000 shares to Pollet & Richardson pursuant to a debt for service agreement. Pollet & Richardson serves as our legal counsel. The shares were issued directly to the law firm and or its two principal shareholders who qualify as "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

Item 27.  Exhibits.

          a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:


Exhibit No.        Title
-----------        -----


**     3.2    Amended and Restated Bylaws

***    3.3(a) Amended and Restated Articles of Incorporation

**     3.3(b) Amended and Restated Articles of Incorporation dated May 23, 1995

**     4.1    Specimen Certificate of Common Stock

*****  4.2    Representatives' Common Stock Purchase Warrant

****   4.3    Warrant Agreement

****   4.3.1  Warrant Agreement (revised)

*****  4.4    Lohrding Option Agreement

*****  4.5    Certificate of Designation of Rights and Preferences of Series A
              Convertible Preferred Stock

*****   4.6  Specimen Certificate of Series A Preferred Stock

*****   4.7  Specimen Unit Certificate

*****   4.8  Specimen Common Stock Purchase Warrant Certificate

****
****    5.0  Legal Opinion from Pollet & Richardson

*      10.1  Agreement and Plan of Reorganization between and among Cell
             Robotics, Inc., Intelligent Financial Corporation, MiCel, Inc., Bridgeworks Investors I, L.L.C., and Ronald K. Lohrding

*      10.2  Employment Agreement of Ronald K. Lohrding

*      10.3  Employment Agreement of Craig T. Rogers

****   10.4  Employment Agreement of Travis Lee

*      10.5  Financing and Capital Contribution Agreement between and among Cell
             Robotics, Inc., Intelligent Financial Corporation, MiCel, Inc., and Bridgeworks Investors I, L.L.C.

*      10.6  Irrevocable Appointment of Voting Rights by Dr. Lohrding to MiCel,
             Inc.

*      10.7  Stock Pooling and Voting Agreement

**     10.8  Royalty Agreement dated September 11, 1995 between the Registrant,
             Cell Robotics, Inc., and Mitsui Engineering & Shipbuilding Co.,
             Ltd.

**     10.9  Agreement of Contribution and Mutual Comprehensive Release dated
             September 11, 1995 between the Company, Cell Robotics, Inc. and
             Mitsui Engineering & Shipbuilding Co., Ltd.

**     10.10 Distribution Agreement dated April 6, 1995, between Carl Zeiss,
             Inc. and the Registrant

**     10.11 Distribution Agreement dated December 15, 1994, between MiCel, Inc.
             and the Registrant

**     10.12 Revised License Agreement dated January 5, 1996 between the
             Registrant and the Regents of the University of California

**     10.13 Purchase Agreement with Tecnal Products, Inc.

**     10.14 License Agreement with NTEC

***    10.15 License Agreement dated May 13, 1996, between the Registrant and
             GEM Edwards, Inc.

*****  10.16 Termination Agreement and Release between the Registrant and GEM
             Edwards, Inc.

***
****   10.17 Employment Agreement of Dr. Ronald K. Lohrding dated February 2,
             1998

****** 10.18 Patent License Agreement between American Telephone and Telegraph
             Company and Cell Robotics, Inc.

******  10.19   Amendment to AT&T License Agreement

******  10.20   Manufacturing Agreement between Big Sky Laser Technologies, Inc.
                and Cell Robotics International, Inc. dated May 20, 1998.

****
****    10.21   Development and Distribution Agreement between Hamilton Thorne
                Research and Cell Robotics International dated September 10,
                1999.

****
****    10.22   Amendment to Development and Distribution Agreement between
                Hamilton Thorne Research and Cell Robotics International dated
                May 18, 2000

**      21.0    Subsidiaries

****
****    23.0    Consent of KPMG LLP

****
****    23.1    Consent of Pollet & Richardson

****
****    24.0    Power of Attorney

____________________________________

* Incorporated by reference from the Registrant's Current Report on Form 8-K dated February 23, 1995, as filed with the Commission on March 10, 1995.

** Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, which was declared effective by the Commission on February 14, 1996.

*** Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, filed with the Commission on July 15, 1996.

**** Incorporated by reference from the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1996, as filed with the Commission on April 15, 1997.

***** Incorporated by reference from the Company's Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 which was declared effective by the Commission on February 2, 1998, SEC File No. 333-40895.

****** Incorporated by reference from the Company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-3, SEC File No. 333-55951, as filed with the Commission on November 18, 1998

***
**** Incorporated by reference from the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1997, as filed with the Commission on May 2, 1998.

****
****    Filed herewith

Item 17.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

                                 SIGNATURES

          Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Albuquerque, State of New Mexico on the 6th of July, 2000.

                             CELL ROBOTICS INTERNATIONAL, INC.,
                             a Colorado corporation


                             By:    /s/ Ronald K. Lohrding, Ph.D.
                                    ---------------------------------------
                                    Ronald K. Lohrding, Ph.D., President


          Pursuant to the requirements of the 1933 Securities Act, this Form SB-2 Registration Statement has been signed by the following persons in the capacities with Cell Robotics International, Inc. and on the dates indicated.



    Dated:  July 6, 2000             /s/ Ronald K. Lohrding
                                     --------------------------------------
                                     Ronald K. Lohrding, Chairman of the Board,
                                     President, and Chief Executive Officer
                                     *(Attorney in fact)


    Dated:  July 6, 2000             /s/ Jean Scharf
                                     --------------------------------------
                                     Jean Scharf,
                                     Chief Financial Officer, Chief
                                     Accounting Officer and Controller


    Dated:  July 6, 2000             /s/ Mark Waller*
                                     --------------------------------------
                                     Mark Waller, Director


    Dated:  July 6, 2000             /s/ Raymond Radosevich*
                                     --------------------------------------
                                     Raymond Radosevich, Director


    Dated:  July 6, 2000             /s/ Debra Bryant*
                                     --------------------------------------
                                     Debra Bryant, Director


    Dated:  July 6, 2000             /s/ Andrew F. Pollet
                                     --------------------------------------
                                     Andrew F. Pollet, Director

    Dated:  July 6, 2000               /s/ Steve A. Crees*
                                       -----------------------------------------
                                       Steve A. Crees, Director


    Dated:  July 6, 2000               /s/ Oton Tisch*
                                       -----------------------------------------
                                       Oton Tisch, Director